Exhibit 10.28

Confidential
EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates omitted information.

License Agreement

dated

jUNE 6, 2023

by

NOVALIQ GMBH

and

HARROW HEALTH, Inc.,

HARROW EYE, LLC and

HARROW IP, LLC

LIST OF EXHIBITS

Schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain material information and are not otherwise required to be filed. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Exhibit 1.67	NOVALIQ Inventory (Omitted)
Exhibit 1.68	NOVALIQ Know-How (Omitted)
Exhibit 1.70	NOVALIQ Patent Rights (Omitted)
Exhibit 3.5(b)	NOVALIQ Support Services (Omitted)
Exhibit 4.3	Validation Batches Responsibilities (Omitted)
Exhibit 5.3	Marketing Plan (Omitted)

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License Agreement

This License Agreement (the “Agreement”) is entered into on June 6, 2023 (“Signing Date”)

BY AND BETWEEN

NOVALIQ GMBH, a company organised under the laws of Germany and having its representative office at Im Neuenheimer Feld 515, 69120 Heidelberg, Germany (“NOVALIQ”)

AND

HARROW HEALTH, Inc. a company organised under the laws of Delaware and having its representative office at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, United States (“Harrow Health”), Harrow Eye, LLC, a limited liability company formed under the laws of Delaware and located at 102 Woodmont Blvd. Suite 610, Nashville, Tennessee 37205 United States (“Harrow Eye”) and Harrow IP, LLC, a limited liability company formed under the laws of Delaware and located at 102 Woodmont Blvd. Suite 610, Nashville, Tennessee 37205 United States (“Harrow IP”) (Harrow Health, Harrow Eye and Harrow IP being collectively referred to as “HARROW”).

RECITALS

WHEREAS, NOVALIQ is an ophthalmic pharmaceutical company with the mission to transform ocular therapeutics based on its topical anti-inflammatory and immunomodulating ophthalmic drug solution VEVYE®.

WHEREAS, HARROW is a pharmaceutical company focusing on the research, development, manufacturing and commercialization of pharmaceutical products in the ophthalmic market.

WHEREAS, HARROW owns IMPRIMIS Rx (“IMPRIMIS”), a division of HARROW whose primary business is directed to the compounding of ophthalmic products that are not formally approved by the FDA (as defined below) for the treatment or prevention of any specific disease.

WHEREAS, HARROW desires to obtain from NOVALIQ, and NOVALIQ is willing to grant to HARROW, an exclusive license under the NOVALIQ Technology for the development, manufacture and commercialization of the Licensed Product in the Field in the Territory (all such capitalized terms as defined below) on the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

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1.	DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the following meanings, whether used in the singular or plural:

1.1	“Affiliate” means, with respect to a Party, any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. For the purpose of this Section 1.1, the term “control” shall mean the ownership of more than fifty per cent (50%) of the equity share capital of an entity having the right to vote to elect directors of any such entity, or equivalent control in the case of an entity without share capital; provided, however, that regarding NOVALIQ, Affiliate shall not include Mr. Dietmar Hopp, direct relatives of Mr. Dietmar Hopp, dievini Hopp BioTech holding GmbH & Co. KG and/or any other companies controlled by Mr. Dietmar Hopp, his direct relatives and/or dievini Hopp BioTech holding GmbH & Co.KG that are not subsidiaries of NOVALIQ.

1.2	“Alliance Manger” shall have the meaning as set forth in Section 8.4(a).

1.3	“Applicable Laws” means any and all applicable federal, state, local, and international laws, rules and regulations, including without limitation Regulatory Authority regulations and environmental laws, as amended from time to time, and the regulations promulgated thereunder, as amended from time to time.

1.4	“Auditor” shall have the meaning as set forth in Section 7.5(b).

1.5	“Breaching Party” shall have the meaning as set forth in Section 14.3.

1.6	“Business Day(s)” means a day (other than Saturday or Sunday) on which banks are open for business in Heidelberg, Germany, and in Nashville, TN, United States.

1.7	“Calendar Quarter(ly)” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect, provided that (i) the first Calendar Quarter during the term of this Agreement shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter; and (ii) the last Calendar Quarter during the term of this Agreement shall end upon the termination or expiry of this Agreement.

1.8	“Calendar Year(s)” means the respective periods beginning on January 1 and ending on December 31 of the same year, for so long as this Agreement is in effect, provided that (i) the first Calendar Year during the term of this Agreement shall extend from the Effective Date and end on December 31, 2023; and (ii) the last Calendar Year during the term of this Agreement shall end upon the termination or expiry of this Agreement.

1.9	“Change of Control” means, with respect to an entity (a) a transaction or series of related transactions that result(s) in the sale, license, transfer or other disposition of all or substantially all of such entity’s assets to a Third Party; or (b) a merger with a Third Party or other comparable consolidation with a Third Party in which such entity is not the surviving corporation or in which, if such entity is the surviving corporation, the shareholders of such entity immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such entity’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such entity’s stock or the issuance, sale or exchange of stock of such entity) if the shareholders of such entity immediately prior to the initial transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such entity’s outstanding stock and other securities and the power to elect a majority of the members of such entity’s board of directors.

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1.10	“Change of Control Payment” shall have the meaning as set forth in Section 7.2(c).

1.11	“Claim” shall have the meaning as set forth in Section 13.3(a).

1.12	“Clinical Trial” means a clinical study of the Licensed Product involving the administration of Licensed Product to human subjects.

1.13	“Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, sustained, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to any objective relating to Development, Manufacture or Commercialization of the Licensed Product by HARROW, its Affiliates or Sublicensees, the carrying out of such activities in a sustained and diligent manner consistent with the efforts as HARROW, its Affiliate or Sublicensees would normally devote to a compound or product of similar value, stage of development, and life cycle and market potential at a similar stage, but in any event at least using efforts and resources comparable to the efforts and resources commonly used by pharmaceutical companies of comparable size for internally developed compounds and products of similar market potential at a similar stage in development or product life.

1.14	“Commission” shall mean the Securities and Exchange Commission.

1.15	“CMO” means a Third Party contract Manufacturing organization performing Manufacturing services.

1.16	“Competing Product” shall have the meaning as set forth in Section 2.4(b).

1.17	“CRO” means a Third Party contract research organization performing Development services.

1.18	“Confidential Information” of a Party means any technical, business or other information provided by or on behalf of one Party (including its Affiliates) to the other Party (including its Affiliates) in connection with this Agreement, whether prior to, on or after the Signing Date, including information relating to the terms of this Agreement, information relating to any Product (including the regulatory documentation), any Development or Commercialization of any Product, or the scientific, regulatory or business affairs or other activities of either Party, including any Know-How that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement. For the avoidance of doubt, Confidential Information includes information provided by or on behalf of one Party to the other Party prior to the Signing Date and falling into the definition of “Confidential Information” under the Confidentiality Agreement. The terms and conditions of this Agreement shall be deemed Confidential Information of both Parties (and both Parties shall be deemed the receiving Party with respect thereto).

1.19	“Confidentiality Agreement” means the confidentiality agreement entered into by and between HARROW and NOVALIQ and effective as of December 6, 2022.

1.20	“Control” or “Controlled” means, with respect to Confidential Information, Patent Rights, Know-How, Trademarks, Development Data and Regulatory Data that a Party owns or has a license to use, practice grant access or sublicense such Confidential Information, Patent Rights, Know-How, Trademarks, Development Data or Regulatory Data as provided herein without violating the terms of any agreement or other arrangement with any Third Party and without violating Applicable Laws.

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1.21	“DED” means dry eye disease (e.g., keratoconjunctivitis sicca; ICD-10-CM Diagnosis Code H16.22), including any other disease or condition that is associated with dry eye disease for which the Product is indicated for treating or preventing under the approved FDA or Health Canada label. For clarity, DED does, inter alia, not include the following diseases:

(a)	blepharitis: anterior, or posterior, inflammatory or infectious (bacteria/ virae/ fungi/ mites), obstructive hair follicles or obstructive meibomian glands, often referred to as “eyelid syndrome”;

(b)	Hordeolum and chalazion;

(c)	Keratoconjunctivitis, conjunctivitis, keratitis etc. with bacteria, virae, fungi, parasites, utilizing (i) anti-bacterial, fungicide, anti-viral or anti-parasitic agents or utilizing (ii) antiseptic agents

(d)	Vernal keratoconjunctivitis; and

(e)	ocular hypersensitivity (itching) associated with ocular allergy (i.e., allergic conjunctivitis).

1.22	“Development” means all non-clinical and clinical research and drug development activities conducted with respect to the Licensed Product, including those necessary to obtain or maintain Regulatory Approvals (including reimbursement approval) and to successfully Manufacture and Market the Licensed Product for use in the Field. “Development” shall include, without limitation, chemistry, manufacturing and control (CMC), test method development and stability testing, formulation development, delivery system development, non-clinical testing including (clinical) virology, mechanism studies, toxicology, pharmacokinetics, Clinical Trials (whether conducted prior to, or post Regulatory Approvals), quality assurance/quality control, regulatory affairs activities, statistical analysis and report writing, submission of documents, market research and pharmacoeconomic studies. “Develop” shall have a correlative meaning.

1.23	“Development Data” means any pre-clinical and clinical data and any other data relating to the Development of the Licensed Product in the Field, and any report, document or other documentation containing or embodying such data.

1.24	“Disclosing Party” shall have the meaning as set forth in Section 11.1.

1.25	“Effective Date” shall mean the earlier to occur (i) December 2, 2023 or (ii) the receipt by HARROW of a written notice from NOVALIQ in which NOVALIQ confirms that NOVALIQ has the full right, power and authority to grant the license under Section 2.1.

1.26	“Executive Officers” means for NOVALIQ, the Chief Executive Officer of NOVALIQ and for HARROW, the Chief Executive Officer of HARROW.

1.27	“F4H5” means 1-perfluorobutylpentane.

1.28	“FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.29	“Field” means all uses of Licensed Product for the treatment of DED, in humans.

1.30	“First Commercial Sale” means the first sale of the Licensed Product to a Third Party on arm’s length terms by HARROW, its Affiliate or Sublicensee for use in the Field in the Territory, after the Licensed Product has been granted Marketing Authorization, provided, however, that in the event of a sale of the Licensed Product prior to Marketing Authorization which is substantially comparable to a commercial sale effected only after Marketing Authorization is obtained, then the first sale in any such arrangement shall also constitute a First Commercial Sale.

1.31	“First Upfront Payment” shall have the meaning as set forth in Section 7.1(a).

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1.32	“FTE” means a full time equivalent person-year based upon a total of one thousand six hundred sixty (1,660) working hours per Calendar Year of work carried out by a duly qualified employee of NOVALIQ on or directly related to the work to be conducted under the Agreement. The portion of a FTE billable by NOVALIQ for one (1) individual during a given accounting period shall be determined by dividing the number of hours worked by said individual on the work to be conducted under the Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on one thousand six hundred sixty (1,660) working hours per Calendar Year.

1.33	“FTE Rate” shall mean [***] per year. The FTE Rate includes all internal overhead and costs of internal consumables, unless agreed otherwise between the Parties.

1.34	“HARROW Cancer Drug Candidate” shall have the meaning as set forth in Section 9.

1.35	“HARROW Claim” shall have the meaning as set forth in Section 13.1.

1.36	“HARROW Indemnitee” shall have the meaning as set forth in Section 13.1.

1.37	“HARROW Technology” means (i) any and all Patent Rights and Know-How Controlled by HARROW, its Affiliates or Sublicenses on the Effective Date or during the term of this Agreement and required or used for the Development, Manufacture and/or Marketing of the Licensed Product; and (ii) trademarks and designs Controlled by HARROW, its Affiliates or Sublicensees on the Effective Date or during the term of this Agreement and required or used for the Marketing of the Licensed Product.

1.38	“ICC” shall have the meaning set forth in Section 16.5(a).

1.39	“IMPRIMIS” shall have the meaning set forth in the preamble.

1.40	“ImprimisRx Pharmacy” means the ophthalmic pharmacy operated by HARROW.

1.41	“Improvements” means: (a) any and all ideas, information, Know-How, data, research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes, or other technology or intellectual property rights, whether or not patentable or copyrightable, in each case, that involves the use of the Licensed Product and that is an improvement to then-existing Novaliq Technology for the Licensed Product, and is developed by HARROW, its Affiliates, or Third Parties acting on its behalf while performing activities under this Agreement; and (b) all Patent Rights and other intellectual property rights in any of the foregoing.

1.42	“Improvement Patent Right” means a Patent Right covering an Improvement.

1.43	“Invention” means any process, method, composition of matter, article of manufacture, discovery, use or finding that is conceived and/or reduced to practice in the performance of activities under this Agreement.

1.44	“Joint Inventions” shall have the meaning as set forth in Section 10.1(a).

1.45	“Joint Know-How” shall have the meaning as set forth in Section 10.1(a).

1.46	“Joint Patent Rights” shall have the meaning as set forth in Section 10.1(a).

1.47	“Joint Steering Committee” and “JSC” shall have the meaning as set forth in Section 8.1(a).

1.48	“Klarity C” means the product made by IMPRIMIS that contains 0.1% cyclosporine in an ophthalmic emulsion for topical use.

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1.49	“Klarity C plus Loteprednol” means the product made by IMPRIMIS that contains 0.1% cyclosporine and 0.2% loteprednol etabonate in an ophthalmic emulsion for topical use.

1.50	“Klarity Drops” means the product made by IMPRIMIS that has the same aqueous emulsion delivery vehicle as Klarity C but, except for glycerin, does not contain any other active ingredient, including cyclosporine.

1.51	“Know-How” means all technical, scientific and other information, inventions, discoveries, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, Development Data, Regulatory Data, results, non-clinical, clinical, safety, process and Manufacturing and quality control data and information (including trial designs and protocols), registration dossiers, in each case, solely to the extent confidential and proprietary and in written, electronic or any other form now known or hereafter developed.

1.52	“Knowledge” shall have the meaning as defined in Section 12.2.

1.53	“Licensed Product” means a finished product which is a composition consisting or consisting essentially of cyclosporine A (CAS-Number: 59865-13-3) dissolved in a vehicle of 1-perfluorobutylpentane (F4H5) and up to 1 wt.% ethanol. For purposes of this Section 1.53, “consisting of” shall mean that no further features (components) are present apart from the ones following said wording. In the case of compositions, the use of “consisting essentially of” means that specific further components can be present, namely those not materially affecting the essential characteristics of the composition. For the avoidance of doubt, Licensed Product shall include the finished dosage form product formulation described in NDA 217469.

1.54	“Losses” shall have the meaning as set forth in Section 13.1.

1.55	“Manufacturing” means, with respect to Licensed Product, the handling and storage of substances, and other materials, the manufacturing, processing, filling, finishing, packaging and labeling (excluding the development of packaging and labeling components for Regulatory Approval), holding (including storage), stability testing, quality assurance and quality control testing (including release) of the Licensed Product (other than quality assurance and quality control related to the Development of the Manufacturing process, which activities shall be considered Development activities) and shipping of the Licensed Product. “Manufacture” shall have a correlative meaning.

1.56	“Marketing” means any and all activities directed to the offering for sale and sale of the Licensed Product, both before (to the extent permitted under Applicable Laws) and after Marketing Authorization has been obtained, including activities related to promoting, marketing, distributing, selling, providing support for the Licensed Product, placing and making the Licensed Product available on the Market. “Market” shall have a correlative meaning.

1.57	“Marketing Authorization” means, with respect to a given pharmaceutical product and a given country or jurisdiction, receipt of approval of an NDA for the commercial marketing of such product from the applicable Regulatory Authority(ies) in such country or jurisdiction, but excluding any Pricing or Reimbursement Approval.

1.58	“Marketing Plan” shall have the meaning as set forth in Section 5.3.

1.59	“Milestone Event” shall have the meaning as set forth in Sections 7.2(a) and 7.2(b).

1.60	“Milestone Notice” shall have the meaning as set forth in Section 7.2(a).

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1.61	“NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.62	“Net Sales” means the gross invoice price of Licensed Product sold by HARROW or its Affiliates or Sublicensees to the first Third Party, less the following deductions if and to the extent such deductions to unaffiliated entities are actually allowed and granted:

(a)	trade, quantity, and/or cash discounts, charge-back payments, allowances or rebates, including promotional or similar discounts or rebates, and discounts or rebates to drug wholesaler, pharmacies, governmental or managed care organizations;

(b)	discounts provided in connection with coupon, voucher or similar patient programs;

(c)	credits or allowances given or made with respect to Licensed Product by reason of rejection, defects, recalls, returns, rebates, or retroactive price reductions;

(d)	bad debt actually written off during the accounting period (provided, however, that such deduction may not exceed one percent (1%) of the gross sales in the corresponding accounting period and that any bad debt write-off so deducted which is later reversed shall be added back to Net Sales in the accounting period in which the reversal occurs);

(e)	any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of Licensed Product and borne by HARROW, its Affiliates or Sublicensees without reimbursement from any Third Party;

(f)	any administrative fees paid to Third party group purchasing organizations or managed care entities for the sale of Licensed Product (provided, however, that such deduction may not exceed two percent (2%) of the gross sales in the corresponding accounting period); and

(g)	the value (i.e., [***]) of any unsold NDA Validation Batches of the Licensed Product.

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the sale of the relevant Licensed Product by HARROW, its Affiliates or Sublicensees, such that the Licensed Product does not bear a disproportionate portion of such deductions as compared to other products sold separately from but with a certain link or other connection to the Licensed Product. For the avoidance of doubt, the Net Sales shall be calculated only once for the first bona fide arm’s length sale of the Licensed Product by either HARROW, its Affiliate or its Sublicensee, to a Third Party which is neither an Affiliate nor a Sublicensee of HARROW. Net Sales shall be determined in accordance with the accrual method of accounting in accordance with U.S. GAAP applied in a consistent manner. For the conversion of Net Sales from other currencies to US Dollars, the standard exchange rate methodology as applied in HARROW’s external reporting and accepted by HARROW’s auditor for such reporting shall be used.

1.63	“Non-Breaching Party” shall have the meaning as set forth in Section 14.3.

1.64	“NOV03 Product” means any pharmaceutical, medical device, or over the counter product comprising: (a) a composition consisting or essentially consisting of 1-perfluorohexyloctane (F6H8; CAS-Number: 1 3333 1 -77-8); or (b) a composition consisting or consisting essentially of 1-perfluorohexyloctane, and one or more excipients; or (c) a composition consisting or consisting essentially of an omega-3 fatty acid ethylester, selected from docosahexaenoic acid ethyl ester, eicosapentaenoic acid ethyl ester or mixtures thereof, dissolved in a vehicle consisting or consisting essentially of 1-perfluorohexyloctane, and optionally one or more excipients. For purposes of this Section 1.64, “consisting of” shall mean that no further components are used or are present apart from the ones following said wording. In the case of compositions, “consisting essentially of” shall mean that further components can be included, provided that those components do not materially affect the essential characteristics of the composition.

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1.65	“NOVALIQ Claim” shall have the meaning as set forth in Section 13.2.

1.66	“NOVALIQ Indemnitee” shall have the meaning as set forth in Section 13.2.

1.67	“NOVALIQ Inventory” means the inventory listed on Exhibit 1.67.

1.68	“NOVALIQ Know-How” means any and all Know-How Controlled by NOVALIQ or its Affiliates as of the Effective Date and during the Term of this Agreement that is necessary or reasonably useful for HARROW to Develop, Manufacture or Market the Licensed Product in the Field in the Territory. For the avoidance of doubt, NOVALIQ Know-How shall include NOVALIQ’s share in any Joint Know-How. Without limiting the generality of the definition set forth in this Section 1.68, the NOVALIQ Know-How in existence on the Signing Date is listed in Exhibit 1.68. For clarity, the NOVALIQ Know-How includes the NOVALIQ Manufacturing Know-How.

1.69	“NOVALIQ Manufacturing Know-How” means that part of the NOVALIQ Know-How that is required or reasonably useful for HARROW to Manufacture the Licensed Product in the Field.

1.70	“NOVALIQ Patent Rights” means the NOVALIQ Platform Patent Rights and the NOVALIQ Product Patent Rights.

1.71	“NOVALIQ Platform Patent Rights” means the Patent Rights (including NOVALIQ’s share in Joint Patent Rights) Controlled by NOVALIQ or any of its Affiliates on the Effective Date or during the term of this Agreement that claim or cover the Licensed Product in the Field in the Territory or which are required to Develop, Manufacture or Market the Licensed Product in the Field in the Territory, excluding the NOVALIQ Product Patent Rights; provided however, that NOVALIQ Platform Patent Rights do not include Patent Rights that may be Controlled by NOVALIQ in the future as a result of a Change of Control in NOVALIQ but which were Developed by a Third Party that caused NOVALIQ to undergo the Change of Control, prior to such Change of Control, or by NOVALIQ after such Change of Control wherein such Patent Rights claim priority to Patent Rights that were owned or Controlled by such Third Party prior to such Change of Control. Without limiting the generality of the definition set forth in this Section 1.71, the NOVALIQ Patent Rights in existence on the Signing Date are listed in Exhibit 1.70.

1.72	“NOVALIQ Product Patent Rights” means the Patent Rights (including NOVALIQ’s share in Joint Patent Rights) Controlled by NOVALIQ or any of its Affiliates on the Effective Date or during the term of this Agreement that claim or otherwise cover solely the Licensed Product in the Field in the Territory and no other product; provided however, that NOVALIQ Product Patent Rights do not include Patent Rights that may be Controlled by NOVALIQ in the future as a result of a Change of Control in NOVALIQ but which were Developed by a Third Party that caused NOVALIQ to undergo the Change of Control, prior to such Change of Control, or by NOVALIQ after such Change of Control wherein such Patent Rights claim priority to Patent Rights that were owned or Controlled by such Third Party prior to such Change of Control. Without limiting the generality of the definition set forth in this Section 1.71, the NOVALIQ Product Rights in existence on the Signing Date are listed in Exhibit 1.70.

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1.73	“NOVALIQ Technology” means the NOVALIQ Patent Rights and the NOVALIQ Know-How.

1.74	“NOVALIQ Trademark” means (a) the VEVYE (word) trademark registration, US Reg. No. 6797943, the VEVYE (word/device) trademark application, US Serial No. 97622981, and any other trademark registration or trademark application[1] containing the element VEVYE that is Controlled by NOVALIQ in the Territory during the Term (the “VEVYE Trademarks”); and (b) the EYESOL (word) trademark registration, US Reg. No. 5742345, the EYESOL (word/device) trademark registration, US Reg. No. 5790514, and any other trademark registration, trademark application containing the element EYESOL that is Controlled by NOVALIQ in the Territory during the Term.

1.75	“Party” means either NOVALIQ or HARROW and “Parties” means NOVALIQ and HARROW.

1.76	“Patent Right” means any patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, confirmations, registrations, supplemental protection certificates and renewals of any of the foregoing, as applicable in a given country or territory.

1.77	“PDUFA Fees” means all fees that are payable under the United States Prescription Drug User Fee Act or any comparable law in Canada.

1.78	“Pharmacovigilance Agreement” shall have the meaning as set forth in Section 3.8.

1.79	“Phase IV Clinical Trial” means a human clinical trial which is conducted on a product after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority, and includes (a) trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved Indication or (b) trials conducted after Regulatory Approval due to request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.

1.80	“PRC” means the People’s Republic of China (including the Special Administration Zone Hong Kong and the Special Administration Zone Macao) and Taiwan.

1.81	“Pricing or Reimbursement Approval” means, with respect to a given pharmaceutical product and a given country or jurisdiction, an approval, agreement, determination, or other decision by the applicable Regulatory Authority that establishes prices charged to end-users that such product will be reimbursed in such country or jurisdiction, or any other approvals related to pricing, reimbursement or access to a pharmaceutical product (including all activities related to tenders and contracts).

1.82	“Qualified F4H5 Supplier” means [***].

1.83	“Receiving Party” shall have the meaning as set forth in Section 11.1.

1.84	“Regulatory Approval” means, with respect to a given pharmaceutical product and a given country or jurisdiction, any and all approvals, licenses, registrations, determinations or authorizations of the relevant Regulatory Authority necessary for the development, manufacture or marketing of such product in such country or jurisdiction, including any Marketing Authorization or Pricing, post-approval variations or Reimbursement Approval, as applicable.

1.85	“Regulatory Authority(ies)” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory involved in the granting of Regulatory Approvals for the Development, Manufacturing, Marketing of the Licensed Product, including the FDA and Health Canada, or any successors.

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1.86	“Regulatory Data” means all regulatory, technical, scientific or other data required or reasonably useful for obtaining or maintaining Regulatory Approvals for the Licensed Product in the Field, and any report, documents or other documentation containing or embodying such data, including (a) any NDA or other regulatory filing and regulatory dossiers; (b) any communications with Regulatory Authorities (including minutes and official contact reports) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing; in each of (a), (b) and (c) relating to the Licensed Product in the Field.

1.87	“ROFN” shall have the meaning as set forth in Section 9.

1.88	“ROFN Exercise Period” shall have the meaning as set forth in Section 9.

1.89	“ROFN Negotiation Period” shall have the meaning as set forth in Section 9.

1.90	“ROFN Transaction” shall have the meaning as set forth in Section 9.

1.91	“Royalty Term” means on a country-by-country basis, the period of time beginning with the First Commercial Sale of the Licensed Product in a country of the Territory and ending with the later of: (a) the expiration of the last Valid Patent Claim of the NOVALIQ Patent Rights; or (b) the expiration of regulatory exclusivity for the Licensed Product in the Territory; or (c) twelve (12) years from the First Commercial Sale of the Licensed Product in such country of the Territory.

1.92	“ROW” means all countries worldwide other than the Territory.

1.93	“Second Upfront Payment” shall have the meaning as set forth in Section 7.1(b).

1.94	“Siegfried Irvine MSA” means the Master Services Agreement between NOVALIQ and Alliance Medical Products, Inc (d/b/a Siegfried Irvine) dated August 1, 2017, as subsequently amended by amendment no. 1, amendment no. 2 and amendment no. 3.

1.95	“Siegfried Irvine “ Medical Products, Inc (d/b/a Siegfried Irvine).

1.96	“Signing Date” shall have the meaning set forth in the preamble.

1.97	“Sublicensee” means any Third Party (other than Third Party contractors used by HARROW in the Development, Manufacture and Marketing of the Licensed Product on HARROW’s behalf in accordance with Section 3.9) obtaining a sublicense under the NOVALIQ Technology in accordance with Section 2.2.

1.98	“Tax” means any kind of direct or indirect tax, including but not limited to any income, profits, capital gains, sales, use, ad valorem, receipts, value added, goods and services, license, withholding, excise, property, net worth, transfer or stamp taxes, customs, duties and charges and any other assessment or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts.

1.99	“Term” shall have the meaning as set forth in Section 14.1.

1.100	“Territory” means the United States of America and Canada (including their respective territories and possessions).

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1.101	“Third Party” means any person or entity other than NOVALIQ, HARROW and their respective Affiliates.

1.102	“Third Party Allegation” shall have the meaning as set forth in Section 10.4(a).

1.103	“Third Party Infringement” shall have the meaning as set forth in Section 10.3(a).

1.104	“U.S. MA” shall have the meaning as set forth in Section 3.2(a).

1.105	“Validation Batch” means the validation batches of Licensed Product manufactured by Siegfried Irvine under the Siegfried Irvine MSA.

1.106	“Valid Patent Claim” means a claim (a) of any patent application within the NOVALIQ Patent Rights pending in the Territory that has not been pending for more than ten (10) years from the earliest filing date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid or abandoned, provided further that, if said pending claim with a pendency of at least ten (10) years or longer subsequently issues, it will be considered a Valid Claim upon issuance; or (b) of any issued, unexpired Patent Right within the NOVALIQ Patent Rights in the Territory that has not been held finally invalid or unenforceable by a court or administrative body of competent jurisdiction in an unappealed or unappealable decision.

1.107	“VEVYE Trademarks” shall have the meaning as set forth in Section 1.74.

1.108	Interpretation. In this Agreement, unless otherwise specified:

(a)	the word “including” or any variation thereof shall mean “including without limitation” or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

(b)	the word “or” will not be exclusive, unless the context otherwise requires;

(c)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d)	words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e)	the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

2.	Grant and Scope of License; Exclusivity

2.1	License Grant

Subject to the terms and conditions of this Agreement, effective as of the Effective Date, NOVALIQ hereby grants to HARROW, and HARROW hereby accepts from NOVALIQ, a license, with the right to grant sublicenses (subject to the restrictions set forth in Section 2.2), under the NOVALIQ Technology and the NOVALIQ Trademarks to: (i) further Develop and Market the Licensed Product in the Field in the Territory, which license shall be exclusive (even as to NOVALIQ and its Affiliates), and (ii) Manufacture the Licensed Product in the Territory and in the ROW, excluding the PRC, (for the sole purpose of Developing and Marketing the Licensed Product in the Field in the Territory), which license shall be non-exclusive.

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2.2	Sublicensing

(a)	HARROW shall have the right to sublicense its rights under Section 2.1: (i) to any of its Affiliates without NOVALIQ’s consent, provided that it shall inform NOVALIQ of such sublicense, and (ii) to Third Parties (except sublicenses to CROs or to CMOs for the Development or Manufacture of Licensed Product) with NOVALIQ’s prior written consent.

(b)	The right to sublicense is subject to a written sublicense agreement containing terms and conditions that are consistent with those contained in this Agreement, and shall include, inter alia, provisions regarding confidentiality, non-compete, indemnification, audit, record-keeping, termination and consequences of termination for NOVALIQ’s protection that are consistent with the corresponding terms and conditions provided herein. HARROW shall remain liable to NOVALIQ for all obligations under this Agreement, including all payment obligations, and shall send to NOVALIQ a copy of the executed sublicensing agreement within twenty (20) Business Days after its execution.

2.3	Retained Rights; No Implied Licenses

NOVALIQ retains all rights under the NOVALIQ Technology (a) outside the Field in the Territory and (b) (inside and outside the Field) in the ROW, and NOVALIQ shall be permitted to Develop and Manufacture the Licensed Product within the Territory, solely to Market the Licensed Product outside the Field in the Territory or (inside and outside the Field) in the ROW. No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any Know-How, Patents or other intellectual property right owned or otherwise Controlled by the other Party or its Affiliates, except as expressly set forth in this Agreement.

2.4	Non-competition

(a)	With the exception of any NOV03 Product, during the Term, NOVALIQ and its Affiliates shall not develop or market any product for the treatment of DED in the Territory. If NOVALIQ undergoes a Change of Control, the provisions of this Section 2.4(a) shall not apply to any product which (i) is developed by a party that is an Affiliate of NOVALIQ as a result of such Change of Control but which was not an Affiliate of NOVALIQ prior to such Change of Control, and (ii) is not developed utilizing technology Controlled by NOVALIQ or Controlled by a party which would have been considered a NOVALIQ Affiliate prior to such Change of Control.

(b)	With the exception of Klarity Drops, Klarity C and Klarity C plus Loteprednol, during the Term, HARROW, its Affiliates or Sublicensees holding rights to the Licensed Product in the Field in the Territory shall not develop or market any prescription product for the treatment of DED in the Territory. HARROW further agrees that it will not seek to expand the product label indications in the Territory for any prescription product it markets and falls within one or more of the exceptions (a) – (e) as set forth in Section 1.20 to include the treatment of DED. Notwithstanding the above, it shall not be a violation of this Section 2.4(b) for HARROW to maintain its passive minority investment interest in Surface Ophthalmics Inc.

(c)	If a Party acquires (whether by merger, purchase of assets or equity, or otherwise), or if as a result of a Change of Control (where it is the controlling party), owns, a product that has obtained Regulatory Approval in the Field in the Territory, and whose commercialization would violate Section 2.4(a) or Section 2.4(b), as applicable (“Competing Product”), such Party shall, within thirty (30) calendar days after such acquisition or Change of Control, or, if such notification is not possible within such period due to confidentiality restrictions or Applicable Laws, as soon as practicable following such acquisition or Change of Control, notify the other Party of such acquisition or Change of Control. Furthermore, such Party shall divest or terminate its rights to commercialize such Competing Product in the Field in the Territory, and shall, use Commercially Reasonable Efforts to divest or terminate its rights to commercialize such Competing Product within twelve (12) months after such acquisition or Change of Control has occurred provided that this Agreement is still in effect as of such date. Solely with respect to a Competing Product, as long as such Party complies with its obligations under this Section 2.4(c), such Party shall not be in breach of Section 2.4(a) or Section 2.4(b), as applicable, with respect to such Competing Product

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3.	Know-How Transfer; DEVELOPMENT; Regulatory

3.1	Transfer of NOVALIQ Know-How

Within a period of ninety (90) days following the Effective Date, NOVALIQ shall (a) provide to HARROW, in a mutually-agreed upon format, the Clinical Data, Regulatory Data and other material Know-How included in the NOVALIQ Know-How, with the exception of the NOVALIQ Manufacturing Know-How which will be transferred in accordance with Section 4; and (b) make its relevant personnel reasonably available to HARROW, at reasonable times during NOVALIQ’s normal business hours and upon reasonable prior notice, to answer any questions or provide instructions as reasonably requested by HARROW concerning the information delivered pursuant to this Section 3.1. Thereafter, any support by NOVALIQ will be reimbursed by HARROW under Section 3.5.

3.2	Marketing Authorization for the United States

(a)	The Parties acknowledge that NOVALIQ filed with the FDA an NDA for the Licensed Product for the United States and the FDA approved the Licensed Product on May 30, 2023 (the “U.S. MA”).

(b)	As soon as reasonably practicable following the Effective Date, NOVALIQ will assign and transfer to HARROW, and HARROW will assume from NOVALIQ, the U.S. MA, and all of NOVALIQ’s rights, interest and title therein. NOVALIQ and HARROW each agree to use Commercially Reasonable Efforts to take all actions required by the FDA to effect the transfer of the U.S. MA from NOVALIQ to HARROW.

(c)	Until such time as the U.S. MA is effectively transferred and assigned to HARROW, NOVALIQ shall be responsible for interfacing, corresponding and meeting with the FDA with respect to the Licensed Product, provided that NOVALIQ shall inform HARROW of any meetings and material correspondence with the FDA reasonably in advance and shall provide copies of such material correspondence with the FDA to HARROW, and HARROW shall have the right to attend any such meeting with the FDA as an observer.

(d)	Following the effective transfer of the U.S. MA, and except as set forth in the second sentence of Section 3.4(a), HARROW shall (a) be responsible for obtaining and maintaining all Regulatory Approvals for the Licensed Product for the United States, at its sole cost and expense; (b) shall be responsible for interfacing, corresponding and meeting with the FDA with respect to the Licensed Product, at its sole cost and expense; provided that HARROW shall inform NOVALIQ of any meetings and material correspondence with the FDA reasonably in advance and shall provide copies of any such material correspondence with the FDA to NOVALIQ, and NOVALIQ shall have the right to attend any such meeting with the FDA as an observer.

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3.3	Marketing Authorization for Canada

(a)	HARROW shall be solely responsible for obtaining and maintaining all Regulatory Approvals for the Licensed Product in Canada and for interfacing, corresponding and meeting with Health Canada with respect to the Licensed Product, at its sole cost and expense. HARROW shall use Commercially Reasonable Efforts to file an NDA with Canada Health within two (2) years following the Effective Date.

(b)	HARROW shall inform NOVALIQ of any meetings and material correspondence with Health Canada reasonably in advance and shall provide copies of any such material correspondence with Health Canada to NOVALIQ, and NOVALIQ shall have the right to attend any such meeting with the FDA as an observer.

3.4	Further Development of Licensed Product

(a)	Subject to the terms and conditions of this Agreement, and except as set forth in the last sentence of this Section 3.4(a) HARROW shall have the sole right and responsibility to further Develop the Licensed Product in the Field in the Territory, at its sole cost and expense. Notwithstanding the above, NOVALIQ shall be solely responsible for conducting the post-marketing study that is identified as 4454-1 in the FDA’s NDA Approval Letter for the Licensed Product dated May 30, 2023, in accordance with the timeline submitted to the FDA on May 26, 2023. The Parties will comply with all regulatory requirements for submission, Clinical Trial conduction and reporting under IND 128 163. HARROW will supply NOVALIQ with the quantities of commercial Licensed Product required by NOVALIQ to conduct the post-marketing study at a price of [***] per unit.

(b)	HARROW shall conduct the further Development of the Licensed Product in the Field in the Territory in a way that the respective activities will likely not negatively impact the Development of the Licensed Product by NOVALIQ outside the Field in the Territory or (inside and outside the Field) in the ROW.

(c)	If HARROW further Develops the Licensed Product in the Field in the Territory, HARROW shall provide the JSC with a written report at the end of each Calendar Quarter summarizing in reasonable detail HARROW’s and its Affiliates’ material activities and progress related to the further Development of the Licensed Product in the Field in the Territory.

(d)	HARROW shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved under this Agreement.

3.5	Support by NOVALIQ

(a)	Upon HARROW’s request, NOVALIQ will use Commercially Reasonable Efforts to support HARROW in the further Development of the Licensed Product in the Field in the Territory, including with respect to regulatory matters. NOVALIQ and HARROW will agree on the scope of activities to be performed by NOVALIQ, the number of NOVALIQ FTEs to perform such activities, and the budget estimates to perform such activities before NOVALIQ initiates any work hereunder.

(b)	Without limiting Section 3.5(a), following the Effective Date, NOVALIQ will provide to HARROW the services listed in Exhibit 3.5(b) through the subcontractors listed in Exhibit 3.5(b).

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(c)	HARROW shall compensate NOVALIQ for any support hereunder on an FTE basis at the FTE Rate and shall reimburse NOVALIQ for any out of pocket expenses at cost plus a mark-up of ten percent (10%) within thirty (30) days upon receipt of an invoice from NOVALIQ.

3.6	PDUFA Fees

HARROW will pay any and all PDUFA Fees incurred for the Licensed Product for the Territory that become due on or after the Effective Date. For the avoidance of doubt, NOVALIQ shall be solely responsible for any fees that were due at the time of filing the NDA for the Licensed Product.

3.7	Exchange and Use of Development Data and Regulatory Data

(a)	If during the Term, NOVALIQ obtains new Development Data or Regulatory Data that is required or reasonably useful for HARROW to obtain or maintain Regulatory Approvals for the Licensed Product in the Territory, NOVALIQ shall provide such Development Data or Regulatory Data, as applicable, to HARROW, and HARROW may use such Development Data or Regulatory Data, as applicable, as part of the NOVALIQ Know-How in accordance with the terms and conditions of this Agreement.

(b)	HARROW shall provide to NOVALIQ, free of charge, copies of all Development Data and Regulatory Data Controlled by HARROW during the Term promptly after such Development Data or Regulatory Data, as applicable, comes under the Control of HARROW. HARROW hereby grants to NOVALIQ the irrevocable, perpetual right and license (with the right to sublicense in multiple tiers) to use (including any referencing) the Development Data and Regulatory Data Controlled by HARROW for the Development, Manufacture and Marketing of the Licensed Product outside the Field in the Territory and (inside and outside the Field) in the ROW on a royalty-free basis, without the requirement of obtaining HARROW’s consent. HARROW shall provide such support to NOVALIQ and shall execute and deliver such instruments and do such acts and things as may be necessary under Applicable Law or as are requested by a Regulatory Authority or as NOVALIQ may reasonably request to enable NOVALIQ to make use of the Development Data or Regulatory Data, as applicable, under this Section 3.7(b). Furthermore, HARROW will allow Regulatory Authorities of the ROW to inspect the Development Data and Regulatory Data that are Controlled by HARROW. For support requested by NOVALIQ pursuant to this Section 3.7(b), NOVALIQ shall compensate HARROW on an FTE basis at the FTE Rate and shall reimburse HARROW for any out of pocket expenses at cost plus a mark-up of ten percent (10%) within thirty (30) days upon receipt of an invoice from HARROW.

3.8	Pharmacovigilance

The Parties shall have in place and will maintain during the Term systems, procedures, training programs and documentation needed to perform and comply with their pharmacovigilance regulatory obligations, and each Party shall promptly inform the other Party of any safety issues that may arise and that need to be reported under applicable Laws. The Parties shall negotiate in good faith a pharmacovigilance agreement for the Licensed Product with customary terms and conditions to be negotiated in good faith and agreed upon by the Parties within ninety (90) days of the Effective Date (the “Pharmacovigilance Agreement”). Each Party will ensure that it complies with all applicable Laws regarding the Licensed Product relating to risk management, drug safety and pharmacovigilance. For the avoidance of doubt, any and all costs (including internal or external expenses of NOVALIQ) incurred under this Section 3.8 in relation to the Licensed Product in the Field in the Territory will be solely borne by HARROW (including a proportionate portion of the costs incurred for coordinating and liaising between all licensees of the Licensed Product inside and outside the Field and inside and outside of the Territory, e.g. for safety data exchange, etc.) and any and all costs incurred under this Section 3.8 solely in relation to the Licensed Product outside of the Field in the Territory or in the ROW will be solely borne by NOVALIQ.

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3.9	Subcontracting

Each Party shall have the right to engage Third Party subcontractors to perform any of its obligations under this Agreement. Any such subcontractor shall meet the qualifications typically required by that Party for the performance of work similar in scope and complexity to the subcontracted activity and must be bound by confidentiality and non-use obligations no less stringent that those set out in this Agreement. A Party’s use of subcontractors shall not relieve it of any of its obligations pursuant to this Agreement. Any Party engaging a subcontractor to perform any of its obligations shall remain responsible for the performance of such obligations and shall be liable to the other Party for the acts and omissions of each of its subcontractors which would amount to a breach of this Agreement to the same extent as if such acts and omissions had been done by the subcontracting Party itself.

4.	MANUFACTURING

4.1	Manufacturing Responsibility

Subject to Section 4.2 and Section 4.3, and effective as of the Effective Date HARROW shall have the sole right and responsibility, at its sole cost and expense, to Manufacture, by itself or through Affiliates or CMOs, Licensed Product in the Territory or in the ROW, excluding PRC, for the Marketing of such Licensed Product in the Field in the Territory. Upon the request of HARROW, NOVALIQ shall (a) use commercially reasonable efforts to liaise between HARROW and its qualified suppliers regarding a direct supply agreement between HARROW and such qualified suppliers; and (b) permit its qualified suppliers to Manufacture Licensed Product directly for HARROW for use in the Field in the Territory. In the event that neither (a) nor (b) in the preceding sentence is achieved, the Parties shall work together to determine the best way HARROW can obtain Licensed Product for further distribution in the Territory in the Field. Any costs and expenses incurred for a Manufacturing technology transfer from a qualified supplier currently used by NOVALIQ to a new supplier engaged by HARROW shall be borne by HARROW.

4.2	1-perfluorobutylpentane (F4H5) Supply

(a)	Subject to Section 4.2(b), HARROW shall obtain F4H5 exclusively from NOVALIQ’s Qualified F4H5 Suppliers. NOVALIQ will use commercially reasonable efforts to liaise between HARROW and the Qualified F4H5 Suppliers regarding a direct supply agreement between HARROW and such Qualified F4H5 Suppliers, and any such supply agreement shall be subject to NOVALIQ’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(b)	HARROW shall have the right to Manufacture F4H5, by itself or through Affiliates or CMOs other than the Qualified F4H5 Suppliers, if the Qualified F4H5 Suppliers are unable or unwilling to supply HARROW with the quantities of F4H5 required by HARROW.

4.3	Supply of Validation Batches and Inventory

(a)	Effective as of the Effective Date, HARROW purchases from NOVALIQ, and NOVALIQ sells to HARROW, the NOVALIQ Inventory, which NOVALIQ Inventory shall include the Validation Batches. The Validation Batches shall be packaged in HARROW’s trade dress, which HARROW shall provide to NOVALIQ without unreasonable delay. NOVALIQ will deliver or will instruct and authorize Siegfried Irvine to deliver to HARROW the NOVALIQ Inventory in accordance with the estimated delivery dates set forth on Exhibit 1.67. Delivery will be made Ex Works Siegfried Irvine manufacturing site (Incoterms® 2020). In consideration for the sale and delivery of the NOVALIQ Inventory, HARROW will pay to NOVALIQ (a) an amount of [***] within ten (10) Business Days following the Effective Date for the NOVALIQ Inventory currently held at stock and delivered upon the Effective Date in accordance with Exhibit 1.67, and (b) the purchase price for the remaining portion of the NOVALIQ Inventory as set forth in Exhibit 1.67 within thirty (30) days upon delivery of such NOVALIQ Inventory and receipt of an invoice from NOVALIQ.

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(b)	The Validation Batches and the NOVALIQ Inventory items are experimental in nature and are provided “as is”, without any warranties as to merchantability or fitness for a particular purpose. In case that any of the Validation Batches or any item of the NOVALIQ Inventory delivered to HARROW under this Section 4.3 is defective, NOVALIQ will assign to HARROW the rights that NOVALIQ has in respect of such defective Validation Batch or NOVALIQ Inventory item, as application, against the respective CMO or supplier (e.g. with respect to the Validation Batches, the rights that NOVALIQ may have against Siegfried Irvine under the Siegfried Irvine MSA), and this shall be the sole and exclusive remedy that HARROW has against NOVALIQ in respect of such defective Validation Batch or NOVAliq Inventory Item, as applicable.

(c)	Within thirty (30) days following the Effective Date, the Parties will enter into one or more quality agreement(s) with respect to the supply of Validation Batches and NOVALIQ Inventory.

5.	Marketing

5.1	Marketing Responsibilities

Effective as of the Effective Date and during the Term, HARROW will be solely responsible, at its sole cost and expense, for Marketing the Licensed Product in the Field in the Territory.

5.2	Marketing Diligence

Effective as of the Effective Date and during the term, HARROW shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in the Territory for which the Marketing Authorization has been obtained. Without limiting the generality of the foregoing, HARROW shall:

(a)	use Commercially Reasonable Efforts to maintain the U.S. MA, obtain and maintain the Marketing Authorization for Canada and obtain and maintain any other Regulatory Approval required for the Marketing of the Licensed Product in the Field in the Territory, including any required Pricing and Reimbursement Approval;

(b)	make the First Commercial Sale of the Licensed Product in the United States and Canada as soon as reasonably practicable following Regulatory Approval for such Licensed Product in the respective country;

(c)	use the ImprimisRx Pharmacy and customer service resources, seeking to transfer existing Klarity C prescriptions to the Licensed Product;

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(d)	using HARROW’s sales organization, seeking to convert all current Klarity C prescribers to Licensed Product prescribers;

(e)	using HARROW market access resources, seeking commercial and non-commercial coverage for the Licensed Product;

(f)	actively Market the Licensed Product through trade shows, educating doctors of the Licensed Product’s unique characteristics and estimated availability;

(g)	actively Market the Licensed Product to HARROW’s database of customers and provide a telemedicine option to access the Licensed Product through HARROW’s visionology.com portal once the portal has been redesigned to accommodate the Licensed Product;

(h)	actively Market the Licensed Product to HARROW’s deep relationship in the United States laser eye surgery and laser vision correction (LASIK) market;

(i)	actively Market the Licensed Product to HARROW’s customer base of cataract surgeons;

(j)	perform marketing activities substantially in accordance with the Marketing Plan.

5.3	Marketing Plan and Reporting

The initial U.S. MA marketing plan for the Licensed Product for the Territory is attached hereto as Exhibit 5.3 (“Marketing Plan”). Annually on or before October 1 of each year for the subsequent Calendar Year, HARROW shall make available to NOVALIQ, through the JSC, proposed updates and amendments to the Marketing Plan consistent with the level of detail in the Marketing Plan (including marketing budgets, marketing activities, timelines for such marketing activities, allocated resources, etc.) and the JSC will discuss and approve such proposed updates or amendments in the JSC. In addition, commencing on April 1 of the Calendar Year following the Calendar Year in which the First Commercial Sale in the United States has occurred, HARROW shall provide NOVALIQ on or before April 1 in each Calendar Year with a confidential summary of its Marketing activities performed in the Territory in the preceding year.

5.4	Unauthorized Sales

All Licensed Products Manufactured by or on behalf of HARROW shall be sold or otherwise distributed – and shall clearly indicate that they are – for use in the Field in the Territory only. HARROW shall contractually obligate the purchasers of Licensed Product to use Licensed Product, or actively resell or otherwise distribute Licensed Product in compliance with all Applicable Laws in the Territory governing the purchase, handling, sale and distribution of Licensed Products. HARROW shall use Commercially Reasonable Efforts to prevent the active sale (i.e., actively approaching individual customers) or other distribution of Licensed Product into, or for use in, countries outside the Territory or for use outside the Field. If HARROW becomes aware that a purchaser sells or otherwise distributes, or intends to sell or otherwise distribute, Licensed Product outside the Territory or outside the Field, it will promptly notify NOVALIQ in writing.

6.	Compliance

In conducting their respective activities hereunder, each Party shall comply in all respects with all Applicable Laws, including but not limited to applicable export control, anti-bribery and corruption laws.

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7.	Consideration

7.1	Upfront Payment

In consideration for the rights and licenses granted under this Agreement, HARROW shall pay to NOVALIQ

(a)	a one-time upfront payment in the amount of [***] upon the Signing Date (the “First Upfront Payment”). The First Upfront Payment shall be made by wire transfer to NOVALIQ’s bank account (as notified by NOVALIQ to HARROW), with any transfer fees to be paid by HARROW, in immediately available funds within ten (10) Business Days following the Signing Date (invoicing to be made by way of a credit note); and

(b)	a one-time upfront payment in the amount of [***] upon the Effective Date (the “Second Upfront Payment”). The Second Upfront Payment shall be made by wire transfer to NOVALIQ’s bank account (as notified by NOVALIQ to HARROW), with any transfer fees to be paid by HARROW, in immediately available funds within ten (10) Business Days following the Effective Date (invoicing to be made by way of a credit note).

7.2	Milestone Payments

(a)	Sales Milestones.

HARROW shall make the following non-refundable, non-creditable sales milestone payments to NOVALIQ in connection with the first-time achievement of the applicable Milestone Event listed below (each, a “Milestone Event”), as set out below:

#	Milestone Event	Payment (US$)
1	Aggregate annual Net Sales of Licensed Product in the Territory exceed [***] in a Calendar Year in the Territory	[***] in cash
2	Aggregate annual Net Sales of Licensed Product in the Territory exceed [***] in a Calendar Year in the Territory	[***] in cash
3	Aggregate annual Net Sales of Licensed Product in the Territory exceed [***] in a Calendar Year in the Territory	[***] in cash
4	Aggregate annual Net Sales of Licensed Product in the Territory exceed [***] in a Calendar Year in the Territory	[***] in cash

HARROW shall notify NOVALIQ in writing of the achievement of any of the above sales-related Milestone Events by April 10th of the following Calendar Year (each, a “Milestone Notice”). For the avoidance of doubt, if more than one of the above Milestone Events occurs within one Calendar Year, HARROW shall make milestone payments for all such Milestone Events occurring in that specific Calendar Year.

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(b)	Payment Terms. Each cash milestone payment shall be paid by wire transfer to NOVALIQ’s bank account (as notified by NOVALIQ to HARROW from time to time), with any transfer fees to be paid by HARROW, in immediately available funds within ten (10) Business Days following each Milestone Notice of a Milestone Event for which a Cash Payment is owed (invoicing to be made by way of a credit note).

(c)	Change of Control. If a Change of Control in HARROW or an Affiliate of HARROW holding rights to the NOVALIQ Technology (e.g. due to a sublicense by HARROW to such Affiliate or an assignment of this Agreement to such Affiliate) occurs at a time when the aggregate Net Sales of the Licensed Product in the Territory in the preceding twelve (12) months (or the entire period of time the Licensed Product has been sold in the Territory if it has been sold for less than twelve (12) months from the First Commercial Sale date) have [***], then HARROW shall pay to NOVALIQ, or shall procure that the surviving entity after the Change of Control pays to NOVALIQ, as applicable, an amount equal to ten percent (10%) of the Net Sales for such period (“Change of Control Payment”). HARROW shall notify NOVALIQ of the occurrence of a Change of Control event in HARROW within ten (10) Business Days following the closing of such transaction and the Change of Control Payment shall be due within twenty (20) Business Days thereafter. The Change of Control Payment shall not relieve HARROW, or the surviving entity after the Change of Control from the payment of future milestone or royalty payments; provided that HARROW, or the surviving entity after the Change of Control, as the case may be, may credit the Change of Control Payment against any future payments that will be owed to NOVALIQ under Sections 7.2, 7.3 and 7.4.

7.3	Minimum Annual License Fee

Until the earlier of (a) the end of the Royalty Term, and (b) Harrow having achieved aggregate annual Net Sales of Licensed Product of [***]per Calendar Year in two (2) Calendar Years, HARROW shall pay to NOVALIQ a minimum annual license fee as set forth in the table below:

Calendar Year	Amount of minimum annual license fee
2025	[***]
2026	[***]
2027	[***]
2028	[***]
2029	[***]
2030 and thereafter	[***]

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HARROW shall pay the minimum annual license fee by wire transfer to NOVALIQ’s bank account (as notified by NOVALIQ to HARROW from time to time), with any transfer fees to be paid by HARROW, in immediately available funds until January 31 of the Calendar Year for which the respective minimum annual license fee is due (invoicing to be made by way of a credit note).

7.4	Royalties

(a)	Royalty Payments. During the Royalty Term HARROW shall pay to NOVALIQ royalties, calculated on the basis of aggregated annual Net Sales of Licensed Product in the Territory as follows:

Royalty Tiers	Royalty Rate
For the portion of aggregated Net Sales of Licensed Product in the Territory that is lower than [***]	[***]
For the portion of aggregated Net Sales of Licensed Product in the Territory that is equal to or exceeding [***] and below [***]	[***]
For the portion of aggregated Net Sales of Licensed Product in the Territory that is equal to or exceeding [***]	[***]

(b)	Royalty Reduction. In any country of the Territory where the sale of the Licensed Product is not Covered by a Valid Patent Claim of the NOVALIQ Patent Rights, the royalty rates set forth in Sections 7.4(a) shall be reduced by [***]. HARROW may credit up to [***] of the amounts paid by HARROW to a Third Party, if any, for a license to any patent(s) that HARROW reasonably determines (in the opinion of independent patent counsel agreeable to both parties) would be infringed by the manufacturing, use or sale of the Licensed Product in the Field in the Territory against any royalties payable to NOVALIQ on and after the effective date of such Third Party license. However, under no circumstances shall the Royalty Rate paid by HARROW to NOVALIQ during the Royalty Term be less than [***] of the Royalty Rates set forth in Section 7.3.

(c)	Crediting of Minimum Annual License Fee. HARROW may credit the minimum annual license fee paid by HARROW to NOVALIQ under Section 7.3 in a Calendar Year against the royalty payments payable to NOVALIQ under Section 7.4 in such Calendar Year.

By way of example: If in a given Calendar Year HARROW pays a minimum annual license fee of US$ 4,000,000 to NOVALIQ under Section 7.3, and NOVALIQ is entitled to receive royalties on Net Sales in the amount of US$ 9,000,000 in such Calendar Year under Section 7.4, then HARROW may credit the minimum annual license fee already paid to NOVALIQ against the royalties payable to NOVALIQ in such Calendar Year, and must pay royalties in the amount of US$ 5,000,000 in such Calendar Year.

(d)	Conditions for Calculation. All royalty payments under this Section 7.4 are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Licensed Product;

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(ii)	that no royalties shall be due upon the sale or other transfer among HARROW, its Affiliates and Sublicensees, but in such cases the royalty shall be due and calculated upon HARROW’s, its Affiliates’ or Sublicensees’ Net Sales to the first independent Third Party;

(iii)	that no royalties shall accrue on the sale or other disposition of Licensed Product by HARROW, its Affiliates or Sublicensees for use in a Clinical Trial; and

(iv)	that no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by HARROW, its Affiliates or Sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose) if no Net Sales are generated by HARROW with the disposition of Licensed Product as samples or donations (and for the avoidance of doubt, HARROW may not deduct any costs in relation to such Licensed Product disposed as samples or donations from Net Sales), provided, however, that within any Calendar Year, commencing on or after the fourth year anniversary of the Effective Date of this Agreement, the free samples disposed of the Licensed Product shall not exceed five percent (5%) of the total quantities of Licensed Product sold.

(e)	Reports; Payment of Royalties. HARROW shall report to NOVALIQ the date of the First Commercial Sale of the Licensed Product within ten (10) Business Days of occurrence. In addition, during the term of this Agreement following the First Commercial Sale of the Licensed Product, HARROW shall furnish to NOVALIQ a written report for each Calendar Quarter showing the gross sales and the calculation of Net Sales (including the deductions from gross sales) of the Licensed Product by HARROW, its Affiliates and Sublicensees in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due within forty five (45) calendar days after the end of each Calendar Quarter. At least once a year, HARROW’s independent auditors shall review royalty reports, calculations and associated payments to NOVALIQ. If any prior period adjustments are required by HARROW or its independent auditors to the Net Sales calculation, such adjustments shall be clearly noted in and applied to the following period royalty calculation, report and payment (e.g., the next quarterly report). Royalty payments shall be made by HARROW by wire transfer to NOVALIQ’s bank account (as notified by NOVALIQ to HARROW from time to time), with any transfer fees to be paid by HARROW, in immediately available funds within five (5) Business Days after delivery of a final quarterly royalty report by way of a credit note.

7.5	Financial Audits

(a)	HARROW (including its Affiliates) and its Sublicensees shall keep complete and accurate books and records which may be necessary to ascertain properly and to verify the payments owed hereunder. Such records shall be open to inspection during usual business hours for a three (3) year period after the Calendar Year to which such records pertain. Once per Calendar Year, and no more than once for the records as to any given Calendar Year, NOVALIQ shall have the right to engage an independent Public Company Accounting Oversight Board (“PCAOB”) registered accounting firm reasonably acceptable to HARROW, at NOVALIQ’s expense, which shall have the right to examine in confidence the relevant HARROW records as may be reasonably necessary to determine and/or verify the amount of payments due hereunder. In the event there was an over-payment by HARROW hereunder, NOVALIQ shall promptly (but in no event later than thirty (30) calendar days after HARROW’s receipt of the independent auditor’s report) make payment to HARROW of any overpayment amounts. In the event that there was an under-payment by HARROW hereunder, HARROW shall promptly (but in no event later than thirty (30) calendar days after HARROW’s receipt of the independent auditor’s report) pay NOVALIQ the underpayment amount. In the event any payment by HARROW shall prove to have been incorrect by more than five percent (5%) to NOVALIQ’s detriment for the period audited, HARROW will pay the reasonable fees and costs of NOVALIQ’s independent auditor for conducting such audit.

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(b)	If HARROW disputes the results of any audit conducted pursuant to Section 7.5(a), the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) Business Days, the dispute shall be submitted for resolution to a certified PCAOB registered public accounting firm jointly selected by each Party’s certified public accountants or to such other person or entity as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. If the Auditor determines that there has been an underpayment by HARROW, HARROW shall promptly pay to NOVALIQ the underpayment amount (but in no event later than fifteen (15) Business Days after the Auditor’s decision). If the Auditor determines that there has been an overpayment by HARROW, then NOVALIQ shall promptly reimburse HARROW the overpayment amount (but in no event later than fifteen (15) Business Days after the Auditor’s decision).

7.6	Taxes

(a)	Income Taxes. All payments under or in connection with this Agreement shall be inclusive of any income Taxes and each Party shall be responsible for its own income Taxes assessed by a Tax or other authority except as otherwise set forth in this Agreement.

(b)	Withholding Taxes. If any amount payable to NOVALIQ, its supplier or its licensee under this Agreement including without limitation under Sections 7.1, 7.2, 7.3 and 7.4(e) by HARROW is subject to withholding tax requirement under the applicable law of the Territory, the Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax withholding or similar obligations in respect of any milestone, royalty or other payments paid by HARROW to NOVALIQ under this Agreement. Any Tax paid or required to be withheld by HARROW on account of any milestone, royalty or other payments payable to NOVALIQ under this Agreement may not be deducted from (and must be added to) the amount of payments to NOVALIQ.

(c)	VAT. All payments due to the terms of this Agreement are exclusive of value added Tax (VAT) or similar indirect Taxes. VAT and other similar indirect Taxes shall be borne by HARROW and added to the payments due under this Agreement.

7.7	Late Payments

Any payment due to a payee from a payor that is past due under this Agreement shall bear interest in the amount of three percent (3%) per annum above SOFR, prorated to the actual days of delay.

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8.	GOVERNANCE

8.1	Joint Steering Committee

(a)	JSC. The Parties agree to establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”) to coordinate, oversee and monitor the further Development, Manufacture and Marketing of the Licensed Product in the Field in the Territory, and to facilitate the exchange of information between the Parties regarding the Development, Manufacture and Marketing of the Licensed Product in the Field in the Territory.

(b)	Establishment of the JSC. Promptly following the Effective Date, the Parties shall establish the JSC, to be composed of up to three (3) representatives of each Party, unless another number is agreed between the Parties. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Licensed Product and sufficient seniority within the applicable Party consistent with the scope of the JSC’s responsibilities. A Party’s representatives will be appointed and may be replaced by such Party on written notice to the other Party, provided, however, that each Party will use reasonable efforts to ensure continuity of its representatives on the JSC.

(c)	Meetings. The JSC will coordinate and schedule JSC meetings, such meetings to take place at least once every Calendar Quarter, upon the reasonable request of either Party or as agreed between the Parties. JSC meetings may be conducted in person, by telephone or videoconference. The JSC will have a quorum if at least one (1) representative of each Party is present or participating. The Parties will endeavor to schedule meetings of the JSC at least two (2) months in advance. Each Party may invite guests to certain items on the agenda of the meetings, with reasonable prior notice, in order to discuss special technical or commercial topics. No guest shall have the right to vote at such meeting. In advance of any JSC meetings, the Parties will exchange copies of Development Data and other documents relating to the issues to be addressed at such meeting. The JSC shall be co-chaired by one representative of HARROW and one representative of NOVALIQ. The co-chairs shall have the responsibilities set forth in Section 8.1(d), but shall have no additional powers or rights beyond those held by the other JSC representatives.

(d)	Agendas and Meeting Minutes. The co-chairs shall be responsible for agreeing upon and distributing an agenda for each meeting of the JSC at least five (5) Business Days in advance of any such meeting. Each Party shall have the right to request the co-chairs to include any matter or issue related to the Development, Manufacture or Marketing of the Licensed Product on the agenda for a JSC meeting, which requests shall be accommodated by the co-chairs. The co-chairs shall alternate responsibility for generating and issuing minutes of each JSC meeting, which shall include a summary of any actions agreed at the meetings. The minutes will be issued in draft form and provided to the Alliance Managers and the JSC representatives of each Party for review. Any corrections or comments must be provided to the co-chair with responsibility for preparing the minutes within ten (10) Business Days after the draft minutes are issued, and such co-chair shall then issue the approved (or, if no comments are provided within such ten (10) Business Day period, deemed approved) minutes in final form to the Alliance Managers and the JSC representatives of each Party.

(e)	No Material Breach. For the avoidance of doubt, the Parties acknowledge and agree that a Party’s failure to satisfy the formal requirements set out in Section 8.1(c) and 8.1(d) or a failure of a Party to strictly comply with the terms set out in Section 8.1(c) and 8.1(d) will in principle not qualify as a material breach of this Agreement that entitles the other Party to terminate this Agreement pursuant to Section 14.3.

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8.2	Functions and Powers of the JSC

The JSC shall have strategic oversight over the Development, Manufacture and Marketing of the Licensed Product in the Field in the Territory, and shall be responsible for:

(a)	overseeing the Development and Marketing of the Licensed Product;

(b)	discussing and approving updates and amendments to the Marketing Plan;

(c)	facilitating the exchange of information on the Development, Manufacturing and Marketing of the Licensed Product in accordance with this Agreement; and

(d)	such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

The JSC shall have solely the powers expressly assigned to it in this Section 8 and elsewhere in this Agreement, and shall not have any power to amend, modify, or waive compliance with this Agreement.

8.3	Decisions

(a)	Decision-making. The JSC will make decisions only by unanimous consent, with each Party having only one vote by its representatives (regardless of the number of each such representatives present or participating from a Party).

(b)	Final Decision-Making if Unanimous Consent is Not Obtained. If the JSC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, the matter may be referred by either Party to the Executive Officers, who shall meet in person or via teleconference within fourteen (14) Business Days and attempt to resolve such matter in good faith. If the Executive Officers fail to reach agreement as to such matter for a period in excess of ten (10) Business Days from their initial meeting, the final decision on such undecided matter shall be made by HARROW in good faith, provided that HARROW shall not: (i) unilaterally reduce its diligence obligations under this Agreement, including, but not limited to, its diligence obligations under Section 3, Section 4 and Section 5; or (ii) unilaterally amend the terms and conditions of this Agreement.

8.4	Alliance Managers

(a)	Appointment. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). The Alliance Managers shall have the right to attend all JSC meetings as non-voting participants and may bring to the attention of the JSC any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as set forth in Section 8.4(b) and elsewhere in this Agreement or as the Parties may mutually agree. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers by notice in writing to the other Party, provided, however, that each Party will use reasonable efforts to ensure continuity of its representatives on the JSC.

(b)	Responsibilities of the Alliance Managers. The Alliance Managers shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

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(i)	identify and bring issues that may result in disputes to the attention of the JSC in a timely manner, and function as the point of first referral in all matters of conflict resolution. In doing so, it is not intended that the Alliance Manager(s) act as a substitute for, or insert any delay in, the formal dispute resolution mechanisms set forth in this Agreement, but rather that the Alliance Manager(s) shall endeavor to maintain a positive and constructive relationship between the Parties at the working level;

(ii)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(iii)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(iv)	take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

9.	NOVALIQ RIGHT OF FIRST NEGOTIATION

HARROW is currently developing a drug candidate for which an NDA may be submitted pursuant to Section 505(b)(2) of the Federal, Food, Drug and Cosmetic Act (“FFDCA”) to treat a rare form of cancer in the eye (the “HARROW Cancer Drug Candidate”). HARROW hereby grants to NOVALIQ, and NOVALIQ hereby accepts from HARROW, an exclusive right of first negotiation with respect to the HARROW Cancer Drug Candidate in accordance with this Section 9 (“ROFN”). If at any time during the Term, HARROW intends to out-license any rights, or otherwise grant any rights, to the HARROW Cancer Drug Candidate (“ROFN Transaction”), it shall promptly notify NOVALIQ thereof, and provide all information reasonably required by NOVALIQ for assessing its interest in such ROFN Transaction and be available to discuss such information. Within sixty (60) days upon receipt of such notification, including all reasonably required information (“ROFN Exercise Period”), NOVALIQ shall notify HARROW in writing whether it wishes to exercise its ROFN. If NOVALIQ does not exercise its ROFN within the ROFN Exercise Period, HARROW shall be free to negotiate an agreement for the ROFN Transaction with a Third Party. If NOVALIQ exercises its ROFN within the ROFN Exercise Period, the Parties shall initiate negotiations within thirty (30) days upon receipt of the ROFN exercise notice by HARROW, and shall negotiate exclusively and in good faith the terms of an agreement for the ROFN Transaction for a period of six (6) months, or such longer period as may be mutually agreed between the Parties (“ROFN Negotiation Period”). If the Parties fail to reach an agreement within the ROFN Negotiation Period, NOVALIQ’s rights under the ROFN Transaction shall expire and HARROW shall be free to negotiate an agreement for the ROFN Transaction with a Third Party.

10.	INTELLECTUAL PROPERTY

10.1	Inventorship; Ownership; Exploitation Rights

(a)	Inventorship. Inventorship of inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws.

(b)	Ownership. Subject to Section 10.2, as between the Parties, all Know-How and Inventions made, conceived or reduced to practice by a Party or any of its Affiliates’ employees, contractors or consultants in the course of conducting activities under this Agreement, together with all Patent Rights therein, shall be owned by such Party. All Know-How and Inventions made, conceived or reduced to practice jointly by each Party’s or any of its Affiliates’ employees, contractors or consultants in the course of conducting activities under this Agreement, together with all Patent Rights therein, shall be jointly owned by HARROW and NOVALIQ on the basis of an undivided interest and shall be deemed to be Controlled by each Party (the “Joint Know-How”, “Joint Inventions”, and “Joint Patent Rights”, as applicable, and together the “Joint IP”); provided that each Party may only use the Joint IP as provided for in Section 10.1(c). Each Party hereby authorizes and grants the other Party its permission and consent to assume, directly or through its authorized agents, attorneys, or representatives, the responsibilities, and to exercise the rights as set forth in Sections 10.2,10.3,10.4 and 10.5.

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(c)	Exploitation Rights. Subject to the terms and conditions of this Agreement, (i) HARROW shall have the sole and exclusive right to use and exploit (which shall include the right to grant licenses in multiple tiers) the Joint IP and Improvements (including Improvement Patent Rights) for the Development, Manufacture and Marketing of the Licensed Products in the Field in the Territory, and (ii) NOVALIQ shall have the sole and exclusive right to use and exploit (which shall include the right to grant licenses in multiple tiers) the Joint IP and Improvements (including Improvement Patent Rights) outside the Field in the Territory, and inside and outside the Field in the ROW, and for other products without any compensation to HARROW; in each case of (i) and (ii) in accordance with the terms and conditions of this Agreement

(d)	Assignment of Intellectual Property Rights by Subcontractors. To the extent that a Party utilizes contractors or consultants to perform any of its activities under this Agreement, such Party shall ensure that any such contractor or consultant is obligated to assign all of its rights, title and interests to any Inventions, Patent Rights and/or Know-How made by such contractor or consultant in the performance of such activities to the Party engaging such contractor or consultant to give effect to the ownership provisions and exploitation rights laid down in this Section 10.1.

10.2	Filing, Prosecution and Maintenance of Patent Rights

(a)	NOVALIQ Patent Rights. NOVALIQ shall be responsible for filing, prosecuting and maintaining the NOVALIQ Patent Rights (other than Joint Patent Rights), including any post-grant proceedings in the Territory at NOVALIQ’s expense. Notwithstanding the above, in the event that a post-grant proceeding in the Territory is filed in response to litigation brought by HARROW pursuant to Section 10.3, the Parties agree to work together to make sure that the legal positions taken in the litigation and the post-grant proceedings are aligned.

(b)	Joint Patent Rights in the Territory. HARROW shall be responsible to file, prosecute, and maintain (i) the Joint Patent Rights in the Territory in the name of both Parties and (ii) the Improvement Patent Rights in the Territory at HARROW’s name, in each case of (i) and (ii) at HARROW’s expense. If HARROW declines to file, prosecute, or maintain any Joint Patent Right or an Improvement Patent Right in any country of the Licensed Territory, or desires to allow any Joint Patent Right or Improvement Patent Right to lapse in any country of the Licensed Territory, then:

(i)	HARROW shall provide NOVALIQ with reasonable written notice of such decision so as to permit NOVALIQ to decide whether to file, prosecute, or maintain such Joint Patent Right or Improvement Patent Rights in the Territory in its own name and to take any necessary action.

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(ii)	Following notice from HARROW pursuant to Section 10.2(b)(ii), NOVALIQ may, by providing prompt written notice thereof to HARROW, assume control of the filing, prosecution or maintenance of such Joint Patent Right or Improvement Patent Right in its own name, and ownership of such Joint Patent Right or Improvement Patent Right shall be fully transferred to NOVALIQ, all at NOVALIQ’s expense, and HARROW’s right to use such Joint Patent Right or Improvement Patent Right shall cease.

(c)	Joint Patent Rights in the ROW. NOVALIQ shall have the right to file, prosecute, and maintain the Joint Patent Rights and Improvement Patent Rights in its own name in the ROW at NOVALIQ’s expense, and such Joint Patent Rights and Improvement Patent Rights outside the Territory shall be solely owned by NOVALIQ. Notwithstanding the above, in the event that common ownership of the Joint Patent Rights or Improvement Patent Rights is required to maximize protection either in or outside of the Territory, the Parties will work together to establish common ownership of such Joint Patent Rights or Improvement Patent Rights, provided that exploiting such rights shall be in accordance with Section 10.1(c).

(d)	Orange Book Listing, Patent Term Extensions. NOVALIQ shall have sole decision-making authority, at its expense, to select the NOVALIQ Patent Rights and Joint Patent Rights for which (i) listing in the publication, Approved Drug Products With Therapeutic Equivalence Evaluations published by the FDA in the United States ( commonly known as the “Orange Book”) or any analogous or similar listing in the Territory, and/or (ii) a patent term extension is to be sought or obtained with respect to the Licensed Product in the Territory; provided that the Parties shall consult with and cooperate and coordinate with each other through the JSC, including by providing necessary information and assistance. Notwithstanding the above, NOVALIQ shall not remove or delist any patents from the Orange Book listing for the Licensed Product unless agreed to by both Parties or as is required by law.

(e)	Cooperation. The Parties shall cooperate and consult with each other with respect to the filing, prosecution and maintenance of Joint Patent Rights and Improvement Patent Rights inside and outside the Territory, including with respect to terminal disclaimers, obviousness type double patenting and allowance.

10.3	Enforcement of NOVALIQ Patent Rights and of Joint Patent Rights

(a)	Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of any NOVALIQ Patent Right or Joint Patent Right affecting the Licensed Product in the Field in the Territory (“Third Party Infringement”).

(b)	Enforcement.

(i)	With respect to the NOVALIQ Product Patent Rights and the Joint Patent Rights, HARROW shall have the right to determine and control a course of action designed to curtail any Third Party Infringement in the Field in the Territory at its own expense. HARROW shall keep NOVALIQ reasonably informed as to any legal courses of action it pursues pursuant to this Section 10.3(b). If such course of action includes litigation, to the extent permitted by Applicable Law, NOVALIQ shall have the right to be represented in such litigation by independent counsel at its own expense. At the request and at the cost of HARROW, NOVALIQ shall provide reasonable assistance to HARROW in connection with such enforcement, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action.

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(ii)	If HARROW elects not to enforce its rights under a NOVALIQ Product Patent Right or a Joint Patent Right against such Third Party Infringement or not to further pursue the enforcement of its rights, it shall promptly notify NOVALIQ thereof. In such case, NOVALIQ shall have the right to determine and control the course of action designed to curtail such Third Party Infringement at its own expense. NOVALIQ shall keep HARROW reasonably informed as to any legal courses of action it pursues pursuant to this Section 10.3(b). At the request of NOVALIQ, HARROW shall provide reasonable assistance to NOVALIQ in connection with such enforcement, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action.

(iii)	With regard to the NOVALIQ Platform Patent Rights, NOVALIQ shall have the right to determine and control a course of action designed to curtail any Third Party Infringement in the Field in the Territory at its own expense. NOVALIQ shall keep HARROW reasonably informed as to any legal courses of action it pursues pursuant to this Section 10.3(b). At the request and at the cost of NOVALIQ, HARROW shall provide reasonable assistance to NOVALIQ in connection with such enforcement, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action. Notwithstanding the above, in the event that, with respect to the Licensed Product, a Third Party provides notice to NOVALIQ or HARROW pursuant to 21 CFR 314.52 or 21 CFR 314.95 with respect to any NOVALIQ Platform Patent Rights, NOVALIQ shall advise HARROW within thirty (30) days of its receipt of such notice whether it intends to file an infringement suit against such Third Party. If NOVALIQ advises HARROW that it does not intend to file suit, HARROW shall then be granted the right to file suit against such Third Party on or before forty five (45) days from when HARROW or NOVALIQ received notice from the Third Party, and such NOVALIQ Platform Patent Rights shall be treated as if they were NOVALIQ Product Patent Rights for purposes of such suit and this Article 10.

(iv)	Neither Party shall settle any dispute in connection with a Third Party Infringement of any NOVALIQ Product Patent Right, Improvement Patent Right or Joint Patent Right in the Field in the Territory without the other Party’s prior written approval, such approval not to be unreasonably conditioned, withheld or delayed. Notwithstanding the above, in any Third Party Infringement that results in a so called Paragraph IV Hatch Waxman litigation in the US and wherein the Licensed Product is the Reference Listed Drug, HARROW shall have the sole authority to settle such action without NOVALIQ’s consent, provided that the terms of such settlement do not negatively impact the scope of the claims of the NOVALIQ Product Patent Rights, or the validity or enforceability of the NOVALIQ Product Patent Rights, or place any obligation or liability on NOVALIQ, and further provided that the scope of any such settlement is strictly limited to the product for which the Third Party submitted its Abbreviated New Drug Application or New Drug Application referencing the Licensed Product. For the avoidance of doubt, and except as set forth in the last two sentences of Section 10.3(b)(iii), HARROW shall not have the authority to settle any Infringement of a NOVALIQ Platform Patent Right, and NOVALIQ shall have the sole right and authority to settle any Infringement of a NOVALIQ Platform Patent Right, but if the Infringement of the NOVALIQ Platform Patent Right is a so called Paragraph IV Hatch Waxman litigation in the United States wherein the Licensed Product is the Reference Listed Drug, NOVALIQ shall obtain HARROW’s prior consent before entering into any settlement.

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(v)	Any recoveries resulting from such an action relating to a claim of Third Party Infringement shall be first applied to reimburse the Parties’ costs in connection with the Third Party Infringement, and the remaining portion shall be retained by the Party who enforced the NOVALIQ Patent Right, Improvement Patent Right or Joint Patent Right in the Field in the Territory, with any amounts recovered by HARROW, if HARROW is the enforcing Party, being treated as Net Sales of HARROW for calculating sales milestone payments and royalties under Section 7.2 and Section 7.4.

(c)	Patent Marking. HARROW, its Affiliates and Sublicensees: (a) may mark the Licensed Product with the number of each issued patent under the NOVALIQ Patent Rights that applies to the Licensed Product; and (b) shall comply with the patent marking statutes in each country in which the Licensed Product is Manufactured by or on behalf of HARROW, its Affiliates and Sublicensees.

10.4	Defense of Third Party Infringement Claims

(a)	Notice. If a Party becomes aware of any actual or potential claim alleging that the Development, Manufacture, or Commercialization of the Licensed Products in the Field in the Territory infringes, misappropriates, or otherwise violates any intellectual property rights of a Third Party (or would if carried out) (“Third Party Allegation”), then such Party will notify the other Party as promptly as possible following knowledge of such potential claim, or the receipt of service of process in such action, suit, or proceeding, or the date on which such Party becomes aware that such action, suit, or proceeding has been instituted, and the JSC will meet as soon as possible to discuss and determine the overall strategy for defense of such matter.

(b)	Defense.

(i)	HARROW shall have the primary right to determine and control a course of action designed to defend against Third Party Allegations in the Field in the Territory at its own expense. HARROW shall keep NOVALIQ reasonably informed with respect to the defense of such Third Party Allegations. NOVALIQ shall have the right to be represented in such litigation by independent counsel at its own expense. At the request and cost of HARROW, NOVALIQ shall provide reasonable assistance to HARROW in connection with such defense, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action.

(ii)	If HARROW elects not to defend against any such Third Party Allegations, it shall promptly notify NOVALIQ thereof. In such case, NOVALIQ shall have the right to determine and control the course of action at its own expense. NOVALIQ shall keep HARROW reasonably informed with respect to the defense of such Third Party Allegations. HARROW shall have the right to be represented in such litigation by independent counsel at its own expense. At the request of NOVALIQ, HARROW shall provide reasonable assistance to NOVALIQ in connection with such defense, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action.

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(iii)	Neither Party shall settle any dispute in connection with Third Party Allegations without the other Party’s prior written approval, such approval not to be unreasonably conditioned, withheld or delayed.

10.5	Joint Patent Rights and Improvement Patent Rights outside the Territory

NOVALIQ shall have the sole right to enforce and defend the Joint Patent Rights and the Improvement Patent Rights outside the Territory at its cost.

10.6	NOVALIQ Trademarks

HARROW shall use the NOVALIQ Trademarks (i.e., VEVYE and EYESOL), as needed, in the United States to mark the Licensed Product. NOVALIQ shall have the sole right to file, prosecute, maintain, defend and enforce the NOVALIQ Trademarks in the Territory.

10.7	VEVYE Domain

NOVALIQ shall remain the owner of the domain www.veyve.com, but NOVALIQ shall grant HARROW the exclusive right to control the management of any website published on the subject domain, and shall transfer the domain to HARROW’s web hosting provider for the publication of content. HARROW shall be responsible for creating any content that is specifically related to the Licensed Product in the Field in the Territory, NOVALIQ will be responsible for creating all other content. HARROW covenants to publish NOVALIQ’s content for the Licensed Product outside the Field or outside the Territory.

11.	Confidentiality

11.1	Obligation of Confidentiality

As of and after the Signing Date, all Confidential Information disclosed, revealed or otherwise made available to one Party (“Receiving Party”) by or on behalf of the other Party (“Disclosing Party”) under, or as a result of, this Agreement is made available to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations, under this Agreement. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any other person, firm, corporation or other entity, without the prior written authorization of the Disclosing Party, except as explicitly stated in this Section 11. In addition, as of the Signing Date, the Confidentiality Agreement shall terminate and its terms shall be replaced by this Agreement, and more specifically this Article 11.

11.2	Additional Obligations

(a)	Appropriate Safeguards. In furtherance of the Receiving Party’s obligations under Section 11.1 hereof, the Receiving Party shall take all reasonable steps, and shall implement all appropriate and reasonable safeguards, to seek to prevent the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information.

(b)	Unauthorized Use or Disclosure. The Receiving Party shall furnish the Disclosing Party with written notice immediately of it becoming aware of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information by any officer, employee, assignee, licensee or Sublicensee, or potential assignee, contract service provider, and its licensee or Sublicensee, or consultant, investor or potential investor of the Receiving Party, and shall take all actions reasonably required in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

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11.3	Limitations

The Receiving Party’s obligations under Sections 11.1 and 11.2 shall not apply to the extent that the Receiving Party can demonstrate by competent evidence that any of the Disclosing Party’s Confidential Information:

(a)	is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)	is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party;

(d)	is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records; or

(e)	is disclosed to judicial, governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct Clinical Trials or to Market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations and is subject to Section 11.4(b).

11.4	Authorized Disclosures

(a)	Necessary Disclosures. Each Party may disclose the other Party’s Confidential Information to the extent reasonably:

(i)	deemed necessary by the Receiving Party to be disclosed to such Party’s Affiliates, the Receiving Party’s Sublicensees, subcontractors, agent(s), consultant(s), and/or other Third Parties for the Development, Manufacturing and/or Marketing of the Licensed Product (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Affiliates or Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

(ii)	in the case of NOVALIQ, to its shareholders on the condition that such shareholders are bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

(iii)	deemed necessary by counsel to the Receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; or

(iv)	deemed necessary by the Receiving Party to be disclosed to any bona fide potential or actual licensee, sublicensee, acquirer, merger partner, investor, investment banker, bank, rating agency, insurer, or other potential or actual partner, collaborator or funding source; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and disclosure shall be subject the agreement of each disclosee to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

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(b)	Required Disclosures. If a Party is required by judicial, governmental or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of Section 11.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

11.5	Survival

All of the Receiving Party’s obligations under this Section 11 hereof, with respect to the protection of the Disclosing Party’s Confidential Information, shall survive the expiration or termination of this Agreement for a period of ten (10) years.

11.6	Public Announcements, Press Releases

The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Sections 11.2 and 11.3 and this Section 11.6. The Parties have agreed to make a joint press release of the execution of this Agreement and will agree on the wording of such joint press release following the Effective Date. After the release of such joint press release, no disclosure of the existence, or the terms, of this Agreement may be made by either Party without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or as otherwise expressly provided in this Agreement. Notwithstanding the aforementioned, NOVALIQ is entitled to use the name and logo of the Licensed Product and HARROW for public relation purposes in and outside of the Territory. The Parties agree that NOVALIQ shall be entitled to make a press release upon the achievement of each milestone and each milestone trigger of a royalty payment under this Agreement and HARROW shall refuse its permission to such press release only for cause and by suggesting amendments to the press release which would allow HARROW to grant its permission. No permission shall be required to the extent a Party is legally required (i) by Applicable Laws; (ii) by the listing standards or agreements of any national or international securities exchange or similar laws of a governmental authority, market or agency; or (iii) in a judicial, administrative or arbitration proceedings, provided that in such instances the other Party shall be entitled to make a corresponding public announcement.

11.7	Publications

HARROW and NOVALIQ each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 11.4, HARROW, its employee(s) or consultant(s) wishing to make a publication covering its activities under this Agreement shall deliver to NOVALIQ a copy of the proposed written publication or an outline of an oral disclosure at least forty-five (45) calendar days prior to submission for publication or presentation. NOVALIQ shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If NOVALIQ requests a delay, HARROW shall delay submission or presentation for a period of sixty (60) calendar days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Section 10.2. Upon expiration of such sixty (60) calendar days, HARROW shall be free to proceed with the publication or presentation. If NOVALIQ requests modifications to the publication or presentation, HARROW shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation. Each Party’s contribution shall be acknowledged in any publication by co-authorship or other acknowledgement, whichever is appropriate in accordance with customary scientific practice. For the avoidance of doubt, once written approval has been granted for a particular disclosure, such disclosed information may be subsequently disclosed without the requirement of further approvals. NOVALIQ shall use reasonable efforts not to publish or publicly disclose research results that could negatively impact the Development or Marketing of the Product in the Field in the Territory.

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12.	Warranties and Limitation of Liability

12.1	Representations and Warranties of each Party

Each of NOVALIQ and HARROW hereby represents and warrants to the other Party hereto as follows as of the Effective Date:

(a)	it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)	the execution, delivery and performance of this Agreement by such Party does not conflict with any other agreement by which it is bound, and has been duly authorized by all requisite corporate action and does not require any shareholder action or approval

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)	this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity);

(e)	it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement; and

(f)	neither it, nor any of its respective Affiliates has been debarred by the FDA, is not subject to any similar sanction of other Regulatory Authorities in the Territory, and, to its Knowledge, neither Party nor any of its respective Affiliates has used, or will engage, in any capacity, in connection with this Agreement or any ancillary agreements (if any), any Person who either has been debarred by any Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA.

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12.2	Additional Representations and Warranties of NOVALIQ

NOVALIQ represents and warrants to HARROW that:

(a)	to NOVALIQ’s Knowledge, the NOVALIQ Patent Rights in existence as of the Signing Date exist and are not invalid or unenforceable, in whole or in part;

(b)	as of the Effective Date, it has the full right, power and authority to grant the license under Section 2.1;

(c)	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the NOVALIQ Patent Rights or NOVALIQ Know-How affecting the Development, Manufacture and/or Marketing of the Licensed Product in the Territory and in the Field by HARROW after the Effective Date. More specifically, NOVALIQ warrants as of the Effective Date that it has not granted to any Third Party rights, in the Territory and in the Field for the combination of: (i) a calcineurin inhibitor as the active ingredient; and (ii) either: (a) the inactive delivery vehicle that is currently used in the Licensed Product; or (b) the delivery vehicle in the NOV03 Product (i.e. perfluorohexyloctane);

(d)	to NOVALIQ’s Knowledge at the Signing Date, it is the sole and exclusive owner of the NOVALIQ Patent Rights and the NOVALIQ Know-How, all of which are free and clear of any liens, charges and encumbrances affecting the Development, Manufacture and/or Marketing of the Licensed Product in the Territory and in the Field, and, to NOVALIQ’s Knowledge at the Signing Date, no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any claim of ownership whatsoever with respect to the NOVALIQ Patent Rights and NOVALIQ Know-How;

(e)	to NOVALIQ’s Knowledge at the Signing Date, the exercise of the license granted to HARROW under the NOVALIQ Patent Rights and the NOVALIQ Know-How as of the Effective Date, including without limitation the Development, Manufacture and Marketing of the Licensed Product by HARROW as of the Effective Date does not infringe any intellectual property rights owned or possessed by any Third Party;

(f)	to NOVALIQ’s Knowledge at the Signing Date, there are no claims, judgments or settlements against or owed by NOVALIQ and no pending or threatened claims or litigation relating to the NOVALIQ Patent Rights and NOVALIQ Know-How;

(g)	to NOVALIQ’s Knowledge at the Signing Date, the development of the Licensed Product until the Signing Date has been conducted in conformance with cGMP and all Applicable Laws; and

(h)	other than the Licensed Product and the NOV03 Product, NOVALIQ is not as of the Signing Date developing a product in the Field intended for marketing in the Territory.

12.3	Additional Representations and Warranties of HARROW

12.4	Covenants of NOVALIQ

(a)	During the Term, NOVALIQ shall not, and shall cause its Affiliates not to, grant to any Third Party rights that conflict with the rights granted to Harrow for the Field for the Territory, or otherwise assign, transfer, license, convey, or otherwise encumber its right, title, or interest in or to the NOVALIQ Technology, the Joint Patent Rights and Joint Know-How or the Licensed Product for the Field for the Territory. More specifically, NOVALIQ covenants that neither it, not its Affiliates, will grant to any Third Party rights, in the Territory and in the Field for the combination of: (i) a calcineurin inhibitor as the active ingredient; and (ii) either: (a) the inactive delivery vehicle that is currently used in the Licensed Product; or (b) the delivery vehicle in the NOV03 Product (i.e. perfluorohexyloctane). For the avoidance of doubt, NOVALIQ shall not be restricted in any way with respect to the Licensed Product outside the Territory or inside the Territory outside the Field.

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(b)	To the extent permissible under Applicable Laws all employees, agents, advisors, consultants or contractors of NOVALIQ shall be under an obligation to assign all of their right, title and interest in and to any NOVALIQ Technology and any Joint Technology, whether or not patentable, and intellectual property rights therein, to NOVALIQ as the owner thereof. HARROW shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by NOVALIQ in respect of any inventions, information and other discoveries made in furtherance of this Agreement, including any intellectual property rights therein, which are assigned to NOVALIQ. NOVALIQ shall pay all such remuneration due to such inventors with respect to such inventions.

12.5	Covenant of HARROW. To the extent permissible under Applicable Laws all employees, agents, advisors, consultants or contractors of HARROW shall be under an obligation to assign all of their right, title and interest in and to any Improvements and any Joint Technology, whether or not patentable, and intellectual property rights therein, to HARROW as the owner thereof. NOVALIQ shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by HARROW in respect of any inventions, information and other discoveries made in furtherance of this Agreement, including any intellectual property rights therein, which are assigned to HARROW. HARROW shall pay all such remuneration due to such inventors with respect to such inventions.

12.6	Disclaimer of Warranty

Except as expressly set forth in this Agreement, each Party expressly disclaims, waives, releases, and renounces any representation or warranty of any kind, express or implied either in fact or by operation of law, by statute or otherwise, whether written or oral, or arising from course of performance, course of dealing or usage of trade, including, without limitation, any representation or warranty with respect to non-infringement, value, adequacy, freedom from fault, quality, efficiency, suitability, characteristics or usefulness, or merchantability or fitness for a particular purpose. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, HARROW ACKNOWLEDGES AND AGREES THAT NOVALIQ HAS NOT PERFORMED A FREEDOM TO OPERATE ANALYSIS FOR THE LICENSED PRODUCT FOR THE TERRITORY.

12.7	Limitation of Liability

EXCEPT IN CASE OF THIRD PARTY INDEMNIFICATION under Section 13, A breach of confidentiality under Section 11 or a breach of the non-compete under Section 2.4 and Except in the case of willful or intentional misconduct or gross negligence, neither Party shall be liable to the other Party for any indirect, punitive or consequential damages, or for damages for loss of profits or loss of business opportunity, whether based on contract or tort, or arising under Applicable Laws or otherwise.

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13.	Indemnification

13.1	NOVALIQ’s Obligations to Indemnify

NOVALIQ shall indemnify, defend and hold HARROW, its Affiliates and Sublicensees and their respective employees, agents, officers, and directors (individually and/or collectively referred to hereinafter as a “HARROW Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to the extent such Losses arise directly or indirectly out of a claim, suit or other proceeding made or brought by a Third Party against HARROW or a HARROW Indemnitee (a “HARROW Claim”) based on, resulting from, or arising in connection with:

(a)	any breach of any of NOVALIQ’s representations, warranties or covenants set forth in this Agreement, including Section 12.2(c) and Section 12.4(a);

(b)	any grossly negligent, willful or intentional misconduct, error or omission on the part of NOVALIQ or any NOVALIQ Indemnitee; or

(c)	NOVALIQ’s or NOVALIQ Indemnitee’s failure to comply with Applicable Laws when performing its obligations under this Agreement;

provided, however, that NOVALIQ shall not be obligated to indemnify, defend or hold harmless HARROW or a HARROW Indemnitee from any HARROW Claim or for any Losses incurred by HARROW or a HARROW Indemnitee: (i) to the extent arising out of, or attributable to a breach by HARROW, or any HARROW Indemnitee of any representation or warranty of HARROW, or a HARROW Indemnitee contained in this Agreement; (ii) to the extent arising out of, or attributable to HARROW’s or HARROW Indemnitee’s failure to comply with Applicable Laws in connection with this Agreement; (iii) to the extent arising out of, or attributable to any grossly negligent, willful or intentional misconduct, error or omission on the part of HARROW or a HARROW Indemnitee; or (iv) otherwise are Losses as to which HARROW indemnifies NOVALIQ as set forth in Section 13.2.

13.2	HARROW’s Obligations to Indemnify

HARROW shall indemnify, defend and hold NOVALIQ, its Affiliates and their respective employees, agents, officers, and directors (individually and/or collectively referred to hereinafter as a “NOVALIQ Indemnitee”) harmless from and against any and all Losses to the extent such Losses arise directly or indirectly out of a claim, suit or other proceeding made or brought by a Third Party against NOVALIQ or an NOVALIQ Indemnitee (an “NOVALIQ Claim”) based on, resulting from, or arising in connection with:

(a)	any breach of any of HARROW’s representations, warranties or covenants set forth in this Agreement;

(b)	any grossly negligent, willful or intentionally wrongful act, error or omission on the part of HARROW or any HARROW Indemnitee;

(c)	HARROW’s or HARROW Indemnitee’s failure to comply with Applicable Laws in connection with this Agreement; or

(d)	the Development, Manufacture, Marketing or other use of the Licensed Product by HARROW;

provided, however, that HARROW shall not be obligated to indemnify, defend or hold harmless NOVALIQ or an NOVALIQ Indemnitee from any NOVALIQ Claim or for any Losses incurred by NOVALIQ or an NOVALIQ Indemnitee: (i) to the extent they are arising out of or attributable to a breach by NOVALIQ, or any NOVALIQ Indemnitee of any representation or warranty of NOVALIQ, or an NOVALIQ Indemnitee contained in this Agreement; (ii) to the extent arising out of, or attributable to any grossly negligent, willful or intentional misconduct, error or omission on the part of NOVALIQ, or an NOVALIQ Indemnitee; or (iii) otherwise are Losses as to which NOVALIQ indemnifies HARROW as set forth in Section 13.1.

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13.3	Indemnification Procedures.

(a)	Procedure. Each indemnified Party shall notify in English the indemnifying Party in writing (and in reasonable detail) of the claim within ten (10) Business Days after receipt by such indemnified Party of notice of the HARROW Claim or NOVALIQ Claim, as the case may be, or otherwise becoming aware of the existence or threatened existence thereof (such HARROW Claim or NOVALIQ Claim being referred to as a “Claim”). Failure to give such notice shall not constitute a defense, in whole or in part, to any Claim by an indemnified Party hereunder except to the extent the rights of the indemnifying Party are materially prejudiced by such failure to give notice. The indemnifying Party shall notify in English the indemnified Party of its intentions as to the defense of the Claim or potential Claim in writing within ten (10) Business Days after receipt of notice of the Claim. If the indemnifying Party assumes the defense of a Claim against an indemnified Party, the indemnifying Party shall have no obligation or liability under this Section 13 as to any Claim for which settlement or compromise of such Claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)	Control of Defense. The indemnifying Party shall assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 13.3 with respect to a given Claim); provided, however, that the indemnifying Party may not settle such Claim in any manner that would require payment by the indemnified Party, or would materially adversely affect the rights granted to the indemnified Party hereunder, or would materially conflict with the terms of this Agreement, without first obtaining the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld.

(c)	Obligation to Cooperate. The indemnified Party shall reasonably cooperate with the indemnifying Party in its defense of the Claim including, without limitation, making relevant documents and records reasonably available for review and copying and making relevant persons within its control available for pertinent testimony at reasonable times and dates in accordance with the confidentiality provisions of Section 11 at the indemnifying Party’s expense. If the indemnifying Party assumes defense of the Claim, an indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its choice and at its sole cost and expense. If an indemnifying Party does not agree to assume the defense of the Claim asserted against the indemnified Party (or does not give notice that it is assuming such defense), or if the indemnifying Party assumes the defense of the Claim in accordance with this Section 13.3 yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim and the indemnifying Party shall be obligated to indemnify the indemnified Party for any amounts expended by the indemnified Party; provided, however, that no Party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement, or would require a payment by the Party, or adversely affect the Party or its Affiliates or its products outside the Territory, without the prior written consent of the Party entitled to control the defense of such Claim, which consent shall not be unreasonably withheld.

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14.	Term and Termination

14.1	Term

This terms of this Agreement shall enter into force on the Effective Date, with the exception of Sections 7.1(a), 11, 16.3, 16.4, 16.5, 16.6, 16.7, 16.9, 16.10 and 16.14 which shall enter into force on the Signing Date, and shall remain in force until the expiration of the Royalty Term if not terminated earlier in accordance with this Agreement (“Term”). Upon expiration of the Royalty Term, and if HARROW has made all payments due to NOVALIQ as of such date, the license granted under Section 2.1 under: (i) the NOVALIQ Know-How shall become non-exclusive, fully paid-up, perpetual, and irrevocable; (ii) upon the request and at the cost of HARROW, NOVALIQ shall assign and transfer to HARROW the VEVYE Trademarks; and (iii) HARROW shall be entitled to continue to manage the www.veyve.com domain.

14.2	Termination for Convenience

At any time after the payment of the Second Upfront Payment, HARROW shall have the right to terminate this Agreement by providing six (6) months prior written notice to NOVALIQ.

14.3	Termination for Cause

In the event that either Party (“Breaching Party”) commits a material breach or default of any of its obligations hereunder, the other Party hereto (“Non-Breaching Party”) may give the Breaching Party written notice of such material breach or default, and shall request that such material breach or default be cured as soon as reasonably practicable. In the event that the Breaching Party fails to cure such breach or default within sixty (60) calendar days after the date of the Non-Breaching Party’s written notice thereof (in the event of default of payment within thirty (30) calendar days after the date of the Non-Breaching Party’s notice), the Non-Breaching Party may terminate this Agreement by giving written notice of termination to the Breaching Party. In the event the Breaching Party indicates in writing that it will be unable or is unwilling to cure the breach, this Agreement may be terminated by the Non-Breaching Party with immediate effect. Termination of this Agreement in accordance with this Section 14.3 shall not affect or impair the Non-Breaching Party’s right to pursue any legal remedy, including the right to recover damages, for any harm suffered or incurred by the Non-Breaching Party as a result of such breach or default.

14.4	Termination for Challenge of NOVALIQ Patent Rights

NOVALIQ may terminate this Agreement upon giving fourteen (14) days’ written notice to HARROW if HARROW or any of its Affiliates (directly or indirectly, e.g. by supporting a Third Party, individually or in association with any other person or entity) challenges the validity of the NOVALIQ Patent Rights or the corresponding Patent Rights owned by NOVALIQ outside the Territory in a legal proceeding before a court of competent jurisdiction. Any such termination shall only become effective if HARROW, its Affiliate or the Third Party supported by HARROW or any of its Affiliates, as the case may be, has not withdrawn such action before the end of the notice period. If a Sublicensee of HARROW challenges the validity of a NOVALIQ Patent Right or a corresponding Patent Right owed by NOVALIQ outside the Territory, NOVALIQ may terminate this Agreement upon giving thirty (30) days’ written notice to HARROW. Any such termination shall only become effective if the Sublicensee has not withdrawn such action and HARROW has not terminated the respective sublicense agreement before the end of the notice period.

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14.5	Termination for Safety Reasons.

HARROW shall have the right to terminate this Agreement at any time upon providing thirty (30) days prior written notice to NOVALIQ: (a) if senior executives responsible for HARROW’s pharmacovigilance and clinical science functions determine in good faith after consultation with, and receipt of a written communication from a Regulatory Authority that the risk/benefit profile of the Licensed Product is such that the Licensed Product cannot continue to be Developed or Marketed or administered to patients safely; or (b) upon the occurrence of serious adverse events related to the use of the Licensed Product that after consultation with, and receipt of a written communication from a Regulatory Authority cause HARROW to conclude that the continued use of the Licensed Product by patients will result in patients being exposed to a product in which the risks outweigh the benefits. During the thirty (30) day notice period, the Parties shall begin to wind-down their respective activities under the Agreement to the extent related to the Licensed Product.

15.	Consequences of termination

15.1	Termination Due to NOVALIQ’s Breach

If HARROW terminates this Agreement under Section 14.3, as of the effective date of such termination the following shall apply:

(a)	No later than sixty (60) calendar days after the effective date of such termination, each Party shall return or cause to be returned to the other Party or, at the other Party’s option, destroy (and certify in writing the destruction of) all Confidential Information in tangible form received from the other Party and all copies in any medium thereof; provided, however, that each Party may retain any Confidential Information reasonably necessary for such Party’s continued practice under any license(s) which do not terminate pursuant to this Section 15.1, and may retain the Confidential Information solely for the purpose of ensuring its compliance with this Agreement and Applicable Laws by electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (A) maintained only on centralized storage servers (and not on personal computers or devices), (B) not accessible by any of its personnel (other than its information technology specialists), and (C) are not otherwise accessed subsequently except with the written consent of the other Party or as required by law. Such retained copies of documents and Confidential Information shall remain subject to the confidentiality and non-use obligations set forth in this Agreement.

(b)	Each Party shall pay all amounts then due and owing as of the termination effective date.

(c)	Effective only in the event of such termination, NOVALIQ hereby grants to HARROW an exclusive (even as to NOVALIQ) and sublicensable license in the Field and in the Territory under the NOVALIQ Technology to Develop, Manufacture and Market the Licensed Product, provided, however, that any payment obligations under Section 7 shall survive the termination of the Agreement in consideration for the exclusive license of HARROW under this Section 15.1(c).

(d)	Except as set forth in this Section 15.1 and for the surviving provisions set forth in Section 15.3, the rights and obligations of the Parties hereunder shall terminate.

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For the avoidance of doubt, the rights and obligations of HARROW and NOVALIQ under this Section 15.1 in the event of a termination due to NOVALIQ’s material breach shall not exceed or be in any way broader than the rights and obligation of HARROW and NOVALIQ under the Agreement.

15.2	Termination Due to HARROW’s Breach, HARROW’s Challenge of a NOVALIQ Patent Right or HARROW’s Termination under Section 14.2 or Section 14.5

If NOVALIQ terminates this Agreement under Section 14.3 or Section 14.4 or if HARROW terminates this Agreement under Section 14.2 or Section 14.5, as of the effective date of such termination the following shall apply:

(a)	HARROW’s license under Section 2 of this Agreement automatically lapses and all rights to the NOVALIQ Technology automatically revert back to NOVALIQ.

(b)	No later than sixty (60) calendar days after the effective date of such termination, each Party shall return or cause to be returned to the other Party or, at the other Party’s option, destroy (and certify in writing the destruction of), all Confidential Information of the Disclosing Party in tangible form received from the other Party and all copies in any medium thereof; provided, however, that each Party may retain any Confidential Information reasonably necessary for such Party’s continued practice under any license(s) which do not terminate pursuant to this Section 14.2, and may retain the Confidential Information solely for the purpose of ensuring its compliance with this Agreement and Applicable Laws by electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (A) maintained only on centralized storage servers (and not on personal computers or devices), (B) not accessible by any of its personnel (other than its information technology specialists), and (C) are not otherwise accessed subsequently except with the written consent of the other Party or as required by law. Such retained copies of documents and Confidential Information shall remain subject to the confidentiality and non-use obligations set forth in this Agreement.

(c)	Each Party shall pay all amounts then due and owing as of the termination effective date.

(d)	HARROW shall assign to NOVALIQ all of its right, title and interest in and to HARROW’s share in Joint Know-How and Joint Patent Rights and any and all rights, title and interest in and to Improvements (including Know-How and Patent Rights).

(e)	HARROW agrees to grant, and hereby grants to NOVALIQ, a cost-free exclusive license under the HARROW Technology to the extent required by NOVALIQ for the Development, Manufacture or Marketing of the Licensed Product in the Field in the Territory.

(f)	NOVALIQ shall have the right to request in writing within thirty (30) calendar days after the effective date of such termination, at HARROW’s cost and expense:

(i)	a complete copy of all Development Data and Regulatory Data to be provided in original form (i.e., with the relevant signatures and as suitable for submission for Regulatory Authorities) and access to all other Know-How in HARROW’s possession or under its Control relating to the Licensed Product, such Development Data and other Know-How to be provided within thirty (30) calendar days after the request; and

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(ii)	the transfer of Regulatory Approvals, Reimbursement and Pricing Approvals held by HARROW, its Affiliates and/or Sublicensees (to the extent such transfer is possible), and if such Regulatory Approvals have not been obtained by HARROW, its Affiliates and/or Sublicensees as of the date of termination, HARROW shall inform NOVALIQ of the status of any such Regulatory Approvals or filings in progress and provide to NOVALIQ any such Licensed Product Regulatory Approvals in progress prepared by HARROW, its Affiliates and/or Sublicensees, provided, however, that such applications are provided on an “AS IS” basis.

(g)	Upon the request of NOVALIQ and to the extent permitted by Applicable Law, HARROW shall assign to NOVALIQ all distribution agreements and contracts with, or grants by, insurers or any licenses held by HARROW that are required for the Marketing of the Licensed Product for the Territory.

(h)	NOVALIQ shall have the right to assume activities under Sections 10.3(b) and 10.4(b) with respect to NOVALIQ Patent Rights and Joint Patent Rights.

(i)	HARROW and its Affiliates, Sublicensees shall be entitled, during the six (6) month period immediately following the effective date of termination, to finish any work-in-progress and to sell the Licensed Products remaining in inventory, in accordance with the terms of this Agreement; provided, however, that NOVALIQ shall have the right to purchase from HARROW any Licensed Products remaining in inventory as of the effective date of termination (that are not then committed to be supplied to any Third Party in the ordinary course of business), at a price equal to HARROW’s cost of goods.

(j)	HARROW shall transfer management responsibilities for the www.veyve.com domain back to NOVALIQ’s web hosting provider within five (5) Business Days of receipt of such request from NOVALIQ.

(k)	Except as set forth in this Section 15.2, in Section 15.1 and for the surviving provisions set forth in Section 15.3, the rights and obligations of the Parties hereunder shall terminate.

15.3	Effect of Expiration or Termination; Survival

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. The provisions of Article 1, Section 3.7(b), Sections 7.2 and 7.4 (with respect to sales of Licensed Product made prior to termination or expiration), Section 7.5, Article 11, Section 12.6, Section 12.7, Article 13, Section 14.1 (second sentence), Article 15, Section 16.3, Section 16.4 and Section 16.5 shall survive the expiration or termination of this Agreement.

16.	General Provisions

16.1	Assignment

This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, each of the Parties may, without such consent, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement in writing concurrent with the assignment. Any purported assignment in violation of this Section 16.1 will be void. NOVALIQ shall be entitled to assign its rights and claims under this Agreement to any Affiliate and any Third Party without HARROW’s consent.

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16.2	Force Majeure

If the performance of any part of this Agreement by either Party, or any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its Diligent Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

16.3	Notices and Financial Accounting Communication

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a)	if to NOVALIQ, addressed to:

Novaliq GmbH
Im Neuenheimer Feld 515
69120 Heidelberg
Germany
Email: c
Attention: CEO

With copy to:

Haley Lemon

(b)	if to HARROW, addressed to:

Harrow Health, Inc.

Harrow Eye, LLC

Harrow IP, LLC
102 Woodmont Blvd.,
Suite 610, Nashville,
United States of America
TN 37205

Email: Attention: Chief Financial Officer

With copy to:

Polsinelli PC
100 N. 4th Street

Suite 1000

St. Louis, MO 63102

Attn: Andrew M. Solomon
Email:

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or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-business day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

Any communication relating to financial accounting/accounts receivables (such as but not limited to invoices, credit notes and status of supplier account) shall be directed as follows:

If to NOVALIQ:

If to HARROW:

16.4	Governing Law

This Agreement and all disputes arising hereunder, shall be exclusively governed by, and interpreted and enforced in accordance with the laws of the State of New York, USA, without reference to any choice or conflict of law rules that would cause the application of laws of any other jurisdiction, except that questions affecting the construction and effect of any NOVALIQ Patent Rights shall be determined by the law of the country in which the NOVALIQ Patent Rights shall have been granted.

16.5	Dispute Resolution

(a)	In the event of any dispute arising out of or in connection with this Agreement that cannot be settled by good faith negotiations over a period of thirty (30) calendar days within the JSC, and thereafter over an additional period of thirty (30) calendar days between senior management representatives of the Parties, the Parties agree to try to solve such dispute amicably by mediation. The Parties shall conduct a mediation procedure according to the Mediation Rules of the International Chamber of Commerce (“ICC”) in effect on the date of the commencement of the mediation proceedings. The location of the mediation proceedings will be New York City. The number of mediators will be one (1). The language of the mediation proceeding will be English. If the dispute has not been settled pursuant to the said rules within sixty (60) calendar days following the filing of a request for mediation or within such other period as the Parties may agree in writing, either Party may submit the dispute to final and binding arbitration.

(b)	Any dispute relating to the validity, performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties after following the procedure set forth in Section 16.5(a), shall be submitted to arbitration under the rules of the ICC, which rules deem to be incorporated by reference into this section. The arbitration shall be conducted by one (1) arbitrator selected by the Parties. Failing such agreement, the arbitrator shall be appointed by the ICC. Such arbitration shall be conducted in the English language and shall be held in Heidelberg, Germany if brought by HARROW and New York City, United States, if brought by NOVALIQ. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto, and enforceable in any court having jurisdiction. Each Party will bear its own costs and expenses (including its attorney’s fees) associated with any arbitration initiated under this section, and each Party will bear an equal share of the arbitrators’ and administrative fees associated with any arbitration initiated under this section. Notwithstanding the provisions of this Section 16.5(b), each Party shall have the right to seek preliminary or permanent injunctive relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests.

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16.6	Severability

If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by Applicable Laws, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement.

16.7	Entire Agreement and Amendments

This Agreement, together with the Confidentiality Agreement and all Exhibits attached hereto, constitutes the entire agreement between the Parties regarding the Licensed Product, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the Licensed Product. No modification or amendment of this Agreement shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties; this shall also apply to any change of this clause.

16.8	Waivers

The failure by either Party hereto to assert any of its rights hereunder, including the right to terminate this Agreement due to a breach or default by the other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

16.9	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.10	Independent Contractors

The Parties are independent contractors and this Agreement shall not constitute or give rise to an employer-employee, agency, partnership or joint venture relationship among the Parties and each Party’s performance hereunder is that of a separate, independent entity.

16.11	Language

This Agreement, and any amendments or modifications thereto, shall be executed in the English language. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in determination of the intent of either of the Parties hereto.

16.12	Headings

The headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

16.13	Third Parties

None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party which shall be a Third Party beneficiary to this Agreement.

16.14	Costs

Except as is otherwise expressly set forth herein, each Party shall bear its own expenses in connection with the activities contemplated and performed hereunder.

- Signature pages follow -

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IN WITNESS WHEREOF, this Agreement has been signed by the Parties hereto in two (2) originals, each Party acknowledging receipt of one original.

NOVALIQ GMBH

By:	/s/ Dr. Christian Roesky
Name:	Dr. Christian Roesky
Title:	Chief Executive Officer

By:	/s/ Dr. Oliver Schlüter
Name:	Dr. Oliver Schlüter
Title:	Chief Financial Officer

IN WITNESS WHEREOF, this Agreement has been signed by the Parties hereto in two (2) originals, each Party acknowledging receipt of one original.

HARROW HEALTH, INC. HARROW IP, LLC

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chief Executive Officer

HARROW EYE, LLC

By:	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Vice President